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                                                                    Exhibit 10.9



                           LOAN AND SECURITY AGREEMENT

                            DATED ____________, 2001

                               QK HEALTHCARE, INC.

                                      WITH

                          FLEET CAPITAL CORPORATION, AS

                              ADMINISTRATIVE AGENT

                                       AND

                              MELLON BANK, N.A., AS

                                SYNDICATION AGENT

                                       AND

                            FLEET CAPITAL CORPORATION

                                       AND

                              MELLON BANK, N.A., AS

                                  CO-ARRANGERS

                                       AND

        EACH OF THE FINANCIAL INSTITUTIONS NOW AND HEREAFTER SHOWN ON THE
                        SIGNATURE PAGES HEREOF AS LENDERS
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                                TABLE OF CONTENTS


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SECTION 1.  DEFINITIONS AND INTERPRETATION ....................................      1

  1.1 TERMS DEFINED: ..........................................................      1

SECTION 2.  THE LOANS .........................................................     15

  2.1 REVOLVING CREDIT - DESCRIPTION: .........................................     15
  2.2 LETTERS OF CREDIT: ......................................................     16
  2.3 ADVANCES, AND PAYMENTS: .................................................     18
  2.4 INTEREST: ...............................................................     23
  2.5 FEES: ...................................................................     26
  2.6 PREPAYMENTS: ............................................................     27
  2.7 USE OF PROCEEDS: ........................................................     27
  2.8 INDEMNITY/LOSS OF MARGIN: ...............................................     27
  2.9 CAPITAL ADEQUACY: .......................................................     28

SECTION 3.  COLLATERAL ........................................................     30

  3.1 DESCRIPTION: ............................................................     30
  3.2 LIEN DOCUMENTS: .........................................................     31
  3.3 OTHER ACTIONS: ..........................................................     31
  3.4 SEARCHES: ...............................................................     32
  3.5 LANDLORD'S AND MORTGAGEE'S WAIVERS: .....................................     32
  3.6 FILING SECURITY AGREEMENT: ..............................................     33
  3.7 POWER OF ATTORNEY: ......................................................     33

SECTION 4.  CLOSING, FUNDING AND CONDITIONS PRECEDENT TO CLOSING AND FUNDING ..     33

  4.1 CONDITIONS PRECEDENT TO CLOSING: ........................................     33
  4.2 CONDITIONS PRECEDENT TO FUNDING: ........................................     36
  4.3 NON-WAIVER OF RIGHTS: ...................................................     39

SECTION 5.  REPRESENTATIONS AND WARRANTIES ....................................     39

  5.1 CORPORATE ORGANIZATION AND VALIDITY: ....................................     39
  5.2 PLACES OF BUSINESS: .....................................................     40
  5.3 PENDING LITIGATION: .....................................................     40
  5.4 TITLE TO PROPERTIES: ....................................................     40
  5.5 GOVERNMENTAL CONSENT AND OTHER CONSENTS: ................................     40
  5.6 TAXES: ..................................................................     41
  5.7 FINANCIAL STATEMENTS: ...................................................     41
  5.8 FULL DISCLOSURE: ........................................................     41
  5.9 SUBSIDIARIES: ...........................................................     41
  5.10  GUARANTEES, CONTRACTS, ETC.: ..........................................     41
  5.11  GOVERNMENT REGULATIONS, ETC.: .........................................     42
  5.12  BUSINESS INTERRUPTIONS: ...............................................     43
  5.13  NAMES: ................................................................     43
  5.14  OTHER ASSOCIATIONS: ...................................................     43
  5.15  ENVIRONMENTAL MATTERS: ................................................     43
  5.16  REGULATION O: .........................................................     44
  5.17  CAPITAL STOCK: ........................................................     44
  5.18  SOLVENCY: .............................................................     45


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
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  5.19  PATENTS, TRADEMARKS, ETC.: .........................................    45
  5.20  INVESTMENT COMPANY: ................................................    45
  5.21  CONSUMMATION OF QKH REORGANIZATION: ................................    45

SECTION 6.  AFFIRMATIVE COVENANTS ..........................................    46

  6.1 PAYMENT OF TAXES AND CLAIMS: .........................................    46
  6.2 MAINTENANCE OF PROPERTIES AND CORPORATE EXISTENCE: ...................    46
  6.3 BUSINESS CONDUCTED: ..................................................    48
  6.4 LITIGATION AND INVESTIGATIONS: .......................................    48
  6.5 TAXES: ...............................................................    48
  6.6 BANK ACCOUNTS: .......................................................    50
  6.7 PENSION PLANS: .......................................................    50
  6.8 WARRANTIES FOR FUTURE ADVANCES: ......................................    51
  6.9 FINANCIAL COVENANTS: .................................................    52
  6.10  FINANCIAL AND BUSINESS INFORMATION: ................................    53
  6.11  OFFICERS' CERTIFICATES: ............................................    55
  6.12  INSPECTION: ........................................................    56
  6.13  TAX RETURNS AND REPORTS: ...........................................    56
  6.14  INFORMATION TO ASSIGNEE AND PARTICIPANT: ...........................    56
  6.15  MATERIAL ADVERSE DEVELOPMENTS: .....................................    57
  6.16  NAME CHANGES OR CHANGE OF PLACES OF BUSINESS: ......................    57
  6.17  SUPPLIER ADVANCE POLICIES: .........................................    57

SECTION 7.  NEGATIVE COVENANTS: ............................................    57

  7.1 MERGER, CONSOLIDATION, DISSOLUTION OR LIQUIDATION: ...................    57
  7.2 ACQUISITIONS: ........................................................    57
  7.3 LIENS AND ENCUMBRANCES: ..............................................    58
  7.4 TRANSACTIONS WITH AFFILIATES OR SUBSIDIARIES: ........................    59
  7.5 INDEBTEDNESS: ........................................................    59
  7.6 RESTRICTED PAYMENTS: .................................................    60
  7.7 LOANS AND INVESTMENTS: ...............................................    60
  7.8 USE OF LENDERS' NAME: ................................................    61
  7.9 MISCELLANEOUS COVENANTS: .............................................    61
  7.10  SALE AND LEASEBACK TRANSACTIONS: ...................................    61

SECTION 8.  DEFAULT ........................................................    61

  8.1 EVENTS OF DEFAULT: ...................................................    61
  8.2 CURE: ................................................................    64
  8.3 RIGHTS AND REMEDIES ON DEFAULT: ......................................    64
  8.4 NATURE OF REMEDIES: ..................................................    66
  8.5 SET-OFF: .............................................................    66

SECTION 9.  ADMINISTRATIVE AGENT ...........................................    66

  9.1 APPOINTMENT AND AUTHORIZATION: .......................................    67
  9.2 GENERAL IMMUNITY: ....................................................    67
  9.3 CONSULTATION WITH COUNSEL: ...........................................    67
  9.4 DOCUMENTS: ...........................................................    67
  9.5 RIGHTS AS A LENDER: ..................................................    67
  9.6 RESPONSIBILITY OF AGENT: .............................................    68
  9.7 COLLECTIONS AND DISBURSEMENTS: .......................................    68
  9.8 INDEMNIFICATION: .....................................................    69


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
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  9.9 EXPENSES: ............................................................    70
  9.10  NO RELIANCE: .......................................................    70
  9.11  REPORTING: .........................................................    70
  9.12  REMOVAL OF ADMINISTRATIVE AGENT: ...................................    71
  9.13  ACTION ON INSTRUCTIONS OF LENDERS: .................................    71
  9.14  SEVERAL OBLIGATIONS: ...............................................    71
  9.15  AMENDMENTS, MODIFICATIONS AND WAIVERS: .............................    72
  9.16  PARTICIPATIONS AND ASSIGNMENTS: ....................................    74
  9.17  SYNDICATION AGENT: .................................................    75

SECTION 10. MISCELLANEOUS ..................................................    75

  10.1  TERMINATION: .......................................................    75
  10.2  GOVERNING LAW: .....................................................    75
  10.3  INTEGRATED AGREEMENT: ..............................................    76
  10.4  WAIVER AND INDEMNITY: ..............................................    76
  10.5  TIME: ..............................................................    77
  10.6  EXPENSES OF ADMINISTRATIVE AGENT AND LENDERS: ......................    77
  10.7  BROKERAGE: .........................................................    77
  10.8  NOTICES: ...........................................................    78
  10.9  HEADINGS: ..........................................................    78
  10.10 SURVIVAL: ..........................................................    79
  10.11 SUCCESSORS AND ASSIGNS: ............................................    79
  10.12 DUPLICATE ORIGINALS: ...............................................    79
  10.13 MODIFICATION: ......................................................    79
  10.14 SIGNATORIES: .......................................................    79
  10.15 THIRD PARTIES: .....................................................    79
  10.16 DISCHARGE OF TAXES, BORROWER'S OBLIGATIONS, ETC.: ..................    80
  10.17 WITHHOLDING AND OTHER TAX LIABILITIES: .............................    80
  10.18 CONSENT TO JURISDICTION: ...........................................    81
  10.19 WAIVER OF JURY TRIAL: ..............................................    81


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                             SCHEDULES AND EXHIBITS

Schedule A           --    Lenders
Schedule B           --    Blocked Accounts
Schedule C           --    Inventory Locations
Schedule D           --    List of Sub Debt Holders
Schedule  2.2(d)     --    Existing L/C's
Schedule  5.1        --    Borrower's States of Qualifications
Schedule  5.2        --    Places of Business
Schedule  5.3        --    Judgments, Proceedings, Litigation and Orders
Schedule  5.4        --    Existing Liens and Claims
Schedule  5.7        --    Borrower's Federal Tax Identification Number
Schedule  5.9        --    Subsidiaries and Affiliates
Schedule  5.10(a)    --    Advances to Suppliers
Schedule  5.10(b)    --    Existing Guaranties, Investments and Borrowings,
                           Leases and Other Loans
Schedule  5.10(c)    --    Existing Contra Accounts
Schedule  5.11       --    Employee Benefit Plans
Schedule  5.13       --    Schedule of Names
Schedule  5.14       --    Other Associations
Schedule  5.17       --    Capital Stock
Schedule  5.19(a)    --    Trademarks, Patents and Copyrights
Schedule  5.19(b)    --    Licenses from Third Parties & Source Codes
Schedule  7.4        --    Affiliate Transactions

Exhibit A            --    Form of Revolving Credit Note
Exhibit B            --    Form of Borrowing Base Certificate
Exhibit C            --    Form of Compliance Certificate
Exhibit D            --    Form of Assignment and Assumption

                           LOAN AND SECURITY AGREEMENT

      This Loan and Security Agreement ("Agreement") is dated as of this _____ day of ____________, 2001, by and among QK HEALTHCARE, INC. a Delaware corporation ("Borrower"), FLEET CAPITAL CORPORATION ("Fleet"), a Rhode Island corporation in its capacity as administrative agent ("Administrative Agent"), MELLON BANK, N.A. ("Mellon"), a national banking association in its capacity as syndication agent ("Syndication Agent"), FLEET CAPITAL CORPORATION and MELLON BANK, N.A. in their capacities as co-arrangers (each a "Co-Arranger" and collectively "Co-Arrangers"), and the financial institutions now or hereafter listed on Schedule A attached hereto and made part of this Agreement (as such Schedule A may be amended, supplemented or replaced from time to time), in their capacity as lenders (collectively, the "Lenders" and singly, each a "Lender").

                                   BACKGROUND


      A. Borrower desires to establish financing arrangements with Lenders to permit its uninterrupted and continuous operations. Lenders are willing to make loans and grant extensions of credit to Borrower under the terms and provisions hereinafter set forth.

      B. The parties desire to define the terms and conditions of their relationship and reduce them to writing.

      NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.  DEFINITIONS AND INTERPRETATION

      1.1 Terms Defined:

      As used in this Agreement, the following terms have the following respective meanings:

            Account - All of the "accounts" (as the term is defined in the UCC), including without limitation, all rights to payment for goods sold or leased or for services rendered which are not evidenced by an instrument or chattel paper, whether or not they have been earned by performance.

            Account Debtor - Any Person obligated on any Account owing to Borrower.

            Advance(s) - Any monies advanced or credit extended to or for the benefit of Borrower by any Lender(s) under the Revolving Credit, including without limitation cash advances and the issuance of Letters of Credit.

            Advances to Suppliers - The amounts, which shall be net of any reserves (not to exceed $1,000,000 in the aggregate at any time) outstanding at any one time, as required to be maintained by Borrower in accordance with GAAP, advanced by Borrower to any supplier(s) who is a drug manufacturer or wholesale distributor as prepayments for Inventory to be sold by such supplier(s), without deduction or setoff for any sums owed by Borrower to such supplier(s). Notwithstanding the foregoing, "Advances to Suppliers" shall not include any amount paid, and reflected in Borrower's books and records as a payment, by Borrower to a supplier on account of accounts payable then owing by Borrower to such supplier.

            Affiliate - Any entity which directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with Borrower which control may be by ownership, contract, or otherwise. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (i) vote 35% or more of the securities having voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. Without limiting the foregoing, to the extent any one or more of the Nussdorf Group (individually or collectively) have "control" of an entity under either clause (i) or clause (ii) above, such entity shall be treated as an Affiliate for all purposes hereof.

            Administrative Agent - Fleet Capital Corporation, in its capacity as administrative agent hereunder.

            Agreement - This Loan and Security Agreement, as it may hereafter be amended, supplemented or replaced from time to time.

            Amended and Restated Quality King Credit Facility - An amended and restated credit facility by and among Quality King and its subsidiaries and affiliates, as borrowers, Mellon Bank, N.A., as administrative agent, and certain other financial institutions as lenders, established pursuant to the Amended and Restated Quality King Loan Agreement.

            Amended and Restated Quality King Loan Agreement - Section
4.1(b)(i).

            Assignment and Acceptance - Section 9.16.

            Authorized Officer - Any officer of Borrower authorized by specific resolution of Borrower to request Advances or to execute any of the Loan Documents, as set forth in the incumbency certificate referred to in Section 4.1(a)(iv) of this Agreement, as it may be amended or supplemented from time to time in writing and delivered to Administrative Agent.

            Base Rate - The per annum rate that is equal to the rate designated or announced by Fleet National Bank at its principal office from time to time as its prime rate of interest, which may be greater or less than other interest rates charged by such bank to other borrowers and is not solely based or dependent upon the interest rate which such bank may charge any particular borrower or class of borrowers.

            Base Rate Loan - That portion of the Loans on which interest accrues at the Base Rate.

            Base Rate Option - Section 2.4(a).

            Blocked Accounts - Those certain bank accounts of Borrower with those financial institutions set forth on Schedule B attached hereto and made a part hereof, as it may be amended or supplemented in writing from time to time to identify such other financial institutions as are acceptable to Borrower and Administrative Agent, so long as such institutions have executed Blocked Account Agreements.

            Blocked Account Agreement - Those agreements, in form and substance acceptable to Administrative Agent, among Borrower, Administrative Agent and the financial institutions set forth on Schedule B governing the operation of the Blocked Accounts.

            Borrower - QK Healthcare, Inc.

            Borrowing Availability - At any date, the amount equal to the difference between (a) the lesser of: (i) the Borrowing Base and (ii) the Maximum Revolving Credit Limit and (b) the aggregate amount of all Loans outstanding as of such date.

            Borrowing Base - As of any date of determination, an amount equal to the sum of (i) 85% of Eligible Accounts, plus (ii) the lesser of (a) 65% of Eligible Inventory and (b) the Inventory Sublimit.

            Business Day - Any day that is not a Saturday or Sunday or day on which Administrative Agent is required or permitted to close, provided, however, that solely with respect to LIBOR Rate Loans requested by Borrower, such day shall also be a day on which Administrative Agent is able to determine the LIBOR Rate for such requested LIBOR Rate Loan.

            Capital Expenditures - Any expenditure that would be classified as a capital expenditure on a statement of cash flow of Borrower prepared in accordance with GAAP.

            Capital Stock - Any and all shares, interests, participation or other equivalents (however designated) of capital stock of a corporation, any and all other ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

            Cash Collateral Account - Section 2.3(b).

            Change of Control - Section 8.1.(q).

            Chattel Paper - All of the "chattel paper" (as that term is defined in the UCC) of Borrower.

            Closing - The execution and delivery of this Agreement and all other Loan Documents required by Section 4.1 at the offices of Blank Rome Comisky & McCauley LLP on the Closing Date.

            Closing Date - The date upon which this Agreement shall be executed and delivered by Borrower and Lenders to Administrative Agent and all other Loan Documents required under Section 4.1 have been executed and/or delivered as applicable to Administrative Agent, and all other conditions under Section 4.1 have been completed.

            Collateral - Section 3.1.

            Collateral Management Fee - Section 2.5(d).

            Collection Bank - Fleet National Bank.

            Current Assets - Borrower's current assets as would appear on Borrower's balance sheet, prepared in accordance with GAAP.

            Current Liabilities - Borrower's current liabilities as would appear on Borrower's balance sheet, prepared in accordance with GAAP, as well as, for the purposes hereof (if not otherwise included), the Loans.

            Current Ratio - The ratio of Current Assets to Current Liabilities.

            Defaulting Lender - Section 2.3(c)(vi).

            Distribution -

            (a) Dividends or other distributions on Capital Stock of Borrower;
and

            (b) The redemption, repurchase or acquisition of such stock or of warrants, rights or other options to purchase such Capital Stock.

            Documents - All of the "documents" (as that term is defined in the UCC) of Borrower.

            EBIT - For any period, Borrower's Net Income (or deficit) (excluding extraordinary gains and extraordinary non-cash losses and excluding, for calculations hereof through January 31, 2002, any expense charge up to $14,250,000 resulting from the issuance, in conjunction with a Qualified IPO, of options to key management to purchase shares of Borrower's common stock) plus
(a) interest expense, plus (b) tax expense, all as determined in accordance with GAAP, provided that Net Income shall be reduced in any period by the amount of any cash payment paid as a result of an extraordinary non-cash loss shown in a prior period.

            EBITDA - For any period, Borrower's Net Income (or deficit) (excluding extraordinary gains and extraordinary non-cash losses and excluding, for calculations hereof through January 31, 2002, any expense charge up to $14,250,000 resulting from the issuance, in conjunction with a Qualified IPO, of options to key management to purchase shares of Borrower's common stock) plus
(a) interest expense, plus (b) depreciation expense, plus (c) amortization expense plus (d) tax expense, all as determined in accordance with GAAP, provided that Net Income shall be reduced in any period by the amount of any cash payment paid as a result of an extraordinary non-cash loss shown in a prior period.

            Eligible Accounts - All Accounts of Borrower meeting all of the following specifications as determined by Administrative Agent in its sole discretion: (i) the Account is lawfully and exclusively owned by Borrower and subject to no Lien other than Liens of Administrative Agent for the benefit of Lenders, and Borrower has the unconditional right, power and authority to grant a security interest therein; (ii) the Account is valid and enforceable representing the undisputed indebtedness of an Account Debtor not more than 90 days past the original invoice date; (iii) not more than 50% of the aggregate balance of all Accounts constituting Eligible Accounts owing from the Account Debtor are outstanding more than 90 days past their original invoice date; (iv) the Account is not subject to any defense, set-off, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance or adjustment of any kind; provided that only the portion of an Account which is subject to any such defense, setoff, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance or adjustment shall not be deemed an Eligible Account; provided further that, at any time no Event of Default is outstanding, Accounts subject to contras created in the ordinary course of Borrower's business (and which are paid in the ordinary course through an exchange of checks), will be considered Eligible Accounts up to an aggregate amount not to exceed at any time $20,000,000, subject to Administrative Agent's right (in Administrative Agent's sole discretion) exercisable at any time and from time to time and effective immediately upon such exercise to deem all or a portion of such Accounts ineligible (Administrative Agent shall give Borrower written notice concurrent with any decision to deem all or any portion of such Accounts ineligible, but Administrative Agent's failure to give such notice shall not prevent, impair or delay the effectiveness of Administrative Agent's decision to exercise this right); (v) there shall be excluded from the Account any portion thereof attributable to the sale of goods that have been returned, rejected, lost or damaged; (vi) if the Account arises from the sale of goods by Borrower, such sale was an absolute sale and not on consignment or on approval or on a sale-or-return basis nor subject to any other repurchase or return agreement, and such goods have been shipped to the Account Debtor or its designee; (vii) if the Account arises from the performance of services, such services have actually been performed; (viii) the Account arose in the ordinary course of Borrower's business; (ix) no notice of the bankruptcy, receivership, reorganization, liquidation, dissolution, or insolvency of the Account Debtor has been received by Administrative Agent or Borrower, except for those Accounts, acceptable to Administrative Agent, owing from an Account Debtor which is a debtor-in-possession in a Chapter 11 case under the Federal Bankruptcy Code and is a party to a debtor-in-possession financing agreement approved by final (and non-appealable) court order, which Accounts may be subject to a stricter delinquency requirement as Administrative Agent may determine in its sole discretion; (x) the Account Debtor is not a Subsidiary or Affiliate or employee of Borrower; (xi) unless Administrative Agent consents otherwise in writing with respect to a specific Account Debtor, the Account is not an Account of an Account Debtor having its principal place of business, majority of its assets or executive office outside the United States, unless the payment of such Account is guaranteed in full by an irrevocable letter of credit satisfactory to Administrative Agent; (xii) the Account does not represent a sale to the government of the

United States or any subdivision thereof unless Borrower has complied, for the benefit of Administrative Agent, with the Federal Assignment of Claims Act;
(xiii) the Account, together with all other Accounts owing from the same Account Debtor represents no more than 15% of the aggregate amount of all of the Accounts of Borrower (it being understood that any such Accounts which are otherwise Eligible Accounts shall be Eligible Accounts up to an amount which, together with all other Eligible Accounts, does not exceed 15% of the aggregate amount of all of the Accounts of Borrower) provided, however, that Administrative Agent shall have the option in its sole discretion to increase the percentage applicable under this clause (xiii) to a percentage not exceeding 20% as to any particular Account Debtor(s) (or 25% in the case of each of Walgreen and Wal-Mart and 40% in the case of McKesson); and (xiv) the Account meets such other specifications and requirements which may from time to time be reasonably established by Administrative Agent, in its discretion or as directed by the SuperMajority Lenders.

            Eligible Inventory - Any and all current and salable finished goods Inventory of Borrower, as determined by Administrative Agent in its sole discretion, located at the places of business listed on Schedule C attached hereto and made a part hereof and for which location Administrative Agent, on behalf of Lenders, has received a landlord, mortgagee or warehouseman waiver as determined by, and in form and substance satisfactory to, Administrative Agent, which is not subject to any Lien other than Liens of Administrative Agent for the benefit of Lenders and which meets such other specifications and requirements which may from time to time be reasonably established by Administrative Agent in its discretion or as directed by the SuperMajority Lenders. Inventory shall be valued on a lower of cost (determined on a FIFO basis) or market basis. Without limiting Administrative Agent's rights, Eligible Inventory does not include raw materials, work-in-process, packaging materials, supplies and other similar items, tooling, slow moving or damaged Inventory, expired or obsolete Inventory, controlled substances required by applicable law or by Borrower's policies and procedures to be under lock and key, liquor, cigarettes, Inventory held in bonded warehouses, and any Inventory consigned to or consigned from Borrower. Any amount of Inventory otherwise constituting Eligible Inventory which is within six (6) months from the date of its expiration exceeding 10% of the value of all of Borrower's Eligible Inventory, shall, to the extent of such excess, not be considered Eligible Inventory.

            ERISA - The Employee Retirement Income Security Act of 1974, as the same may be amended, from time to time.

            Event of Default - Section 8.1.

            Existing L/C's - Section 2.2(d).

            Expenses - Section 10.6.

            Facility Fees - Those facility fees owing to Lenders and Co-Arrangers as more fully provided in any Fee Letter.

            Federal Funds Rate - The daily rate of interest announced from time to time by


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
the Board of Governors of the Federal Reserve System in publication H.15 as the "Federal Funds Rate."

            Fee Letters - Any separate letter(s) between Borrower and Administrative Agent identifying a fee owing to Administrative Agent and/or any Co-Arranger in respect of the Revolving Credit.

            Fees - Facility Fees, L/C Fees, Unused Commitment Fees, Collateral Management Fee and all other fees at any time owing to Administrative Agent, Co-Arrangers, Lenders or any Lender in connection herewith.

            Fleet - Fleet Capital Corporation, in its capacity as Lender hereunder.

            Funded Capital Expenditures - Capital Expenditures of Borrower financed, by loan or lease, other than through Advances under this Agreement.

            Funded Debt - At any time, without duplication, the aggregate principal amount of interest bearing Indebtedness of Borrower (including without limitation, for the purposes hereof, capitalized lease obligations, but excluding undrawn letters of credit).

            Funded Debt to EBITDA Ratio - For any period, the ratio of (i) Funded Debt to (ii) EBITDA.

            Funding - The making of the initial Advance under the Revolving Credit.

            Funding Date - The date upon which all of the conditions of Section
4.2 have been fully completed and consummated, including the execution and/or delivery of all required documents, and the Funding occurs.

            GAAP - Generally accepted accounting principles as in effect on the Closing Date, as they may be amended from time to time and in any event consistently applied; provided that in the event GAAP is amended, subsequent financial statements must include comparative figures obtained under GAAP as in effect on the date of the most recent audited financial statements of Borrower furnished to Administrative Agent under Section 6.10 herein and further provided that if GAAP is amended, Administrative Agent (on behalf of Lenders) may amend the financial covenants contained herein to take into account such amendment(s) and bring the covenants to a basis of comparable measurement as if such amendments had not occurred.

            Good Business Day - Any Business Day when banks in New York, New York and London, England are open for business.

            Hazardous Substance - Section 5.15(d).

            Indebtedness - Of any applicable Person at any date, without duplication, (i) all indebtedness of such Person for borrowed money (including, with respect to Borrower, the

Obligations and Subordinated Debt) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or indebtedness with respect to swap or other interest rate hedging agreements,
(ii) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (iii) all capitalized lease obligations of such Person, (iv) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder (including, without limitation, the Letter of Credit), (v) all guarantees of such Person (whether as surety, guarantor, accommodation maker or otherwise at any time, directly or indirectly, liable for any obligations of any other Person), (vi) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, and (vii) Mandatory Redeemable Stock, if any.

            Interest Coverage Ratio - For any period, the ratio of (i) EBIT to
(ii) Borrower's interest expense, as determined in accordance with GAAP and calculated on a rolling four (4) quarter basis, provided, however, such calculations for the fiscal quarters ending April 30, 2001 and July 31, 2001 shall be on a fiscal year to date basis.

            Instruments - All of the "instruments" (as that term is defined in the UCC) of Borrower.

            Inventory - All of the "inventory" (as that term is defined in the UCC) of Borrower.

            Inventory Sublimit - A sublimit under the Borrowing Base for Inventory supported Advances, limited to, at any one time outstanding of $245,000,000. For purposes hereof, all merchandise and documentary letters of credit, as well as all standby letters of credit issued to support, directly or indirectly, the purchase of merchandise by Borrower, shall be considered as Inventory supported Advances. To calculate the amount of Inventory supported Advances which are subject to the Inventory Sublimit, deduct an amount equal to 85% of the Eligible Accounts from the total outstanding Advances, which includes the face amount of all outstanding and undrawn and drawn but unreimbursed Letters of Credit.

            Inventory Turnover Ratio - A quotient equal to (i) Borrower's cost of goods sold, calculated on a FIFO basis, for the twelve (12) month period for which such calculation is made, divided by (ii) the average of the FIFO book value of Borrower's Inventory (a) for the four (4) quarterly fiscal periods ending with the last day of the period for which such calculation is made, for all calculations through October 31, 2001 and (b) for the twelve (12) monthly periods ending with the last day of the period for which such calculation is made, for all calculations as of January 31, 2002 and thereafter.

            Investment Property - All of the "investment property" (as defined in the UCC) of Borrower.

            IRS - The Internal Revenue Service of the United States.

            Issuing Bank - Section 2.2(a).

            Letters of Credit - Section 2.2(a).

            L/C Amount - At any time, the aggregate undrawn face amount of all Letters of Credit then outstanding plus the amount of all drawn but unreimbursed Letters of Credit.

            L/C Fees - Section 2.5(c).

            L/C Sublimit - A sublimit under the Revolving Credit for documentary/merchandise and standby letters of credit limited to an aggregate face amount at any one time outstanding, whether drawn and unpaid, or undrawn, of $35,000,000.

            Liabilities - All liabilities of every kind of Borrower as would be shown on a balance sheet of Borrower prepared in accordance with GAAP.

            Liabilities to Tangible Net Worth Ratio - At any time, the ratio of
(i) total Liabilities (excluding Subordinated Debt) to (ii) Tangible Net Worth (plus Subordinated Debt).

            LIBOR Based Rate - The LIBOR Rate plus the LIBOR Rate Applicable Margin.

            LIBOR Based Rate Loan - That portion of the Loans on which interest accrues at the LIBOR Based Rate.

            LIBOR Interest Period - Section 2.4(b)(ii).

            LIBOR Rate - An annual rate of interest determined by Administrative Agent as being the rate available to Administrative Agent at approximately 11:00 A.M. London time in the London Interbank Market, as referenced by Reuters Screen "LIBO", in accordance with the usual practice in such market, for the LIBOR Interest Period elected by Borrower, in effect two Good Business Days prior to the funding date for a requested LIBOR Based Rate Loan (including those requested in connection with the conversion of a portion of the Revolving Credit subject to the Base Rate Option to a LIBOR Based Rate Loan in accordance with
Section 2.4 hereof), or for a LIBOR Based Rate Loan which Borrower has elected to continue as a LIBOR Based Rate Loan beyond the expiration of the then current LIBOR Interest Period with respect thereto, for deposits of dollars in amounts equal (as nearly as may be estimated) to the amount of the LIBOR Based Rate Loan which shall then be loaned by Lenders to Borrower as of the time of such determination, as such rate may be adjusted by the reserve percentage applicable during the LIBOR Interest Period in effect (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such LIBOR Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including without limitation, any emergency, supplemental or other marginal reserve requirement) for Administrative Agent with respect to liabilities or assets consisting of or including "Eurocurrency Liabilities" as such term is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time, having a term equal to such LIBOR Interest Period ("Eurocurrency Reserve Requirement"). Such adjustment shall be effectuated by calculating, and the LIBOR Rate shall be equal to, the quotient of (i) the offered rate divided by (ii) one minus the Eurocurrency Reserve Requirement.

            LIBOR Rate Applicable Margin - One Hundred Sixty-Two and One-Half (162.5) basis points, provided however, that if the Net Proceeds (exclusive of any proceeds resulting from any exercise of an underwriter's option to acquire additional shares) to Borrower of any Qualified IPO consummated and closed prior to or on the Funding Date are less than $151,000,000, the LIBOR Rate Applicable Margin shall be One Hundred Seventy-Five (175) basis points, and further provided that the LIBOR Rate Applicable Margin shall be redetermined (and if applicable adjusted as provided below) after the receipt and review by Administrative Agent of the interim financial statements of Borrower (as required by Section 6.10(a)(iii)), for Borrower's fiscal quarter ending July 31, 2001 and subsequent quarterly financial statements of Borrower (as required by Section 6.10(a)(iii)). No downward adjustment may occur if an Event of Default, or event or condition which with the giving of notice or passage of time or both, would constitute an Event of Default, shall exist (and has not been waived in writing by Agent) at the time of the delivery of such financial statements. Adjustments, if any, shall be based upon the Funded Debt to EBITDA Ratio, as reflected on such financial statements, as follows:

         FUNDED DEBT/EBITDA             LIBOR RATE APPLICABLE
         ------------------             ---------------------
Equal to or less than 3.00:1.00         137.5 basis points

Greater than  3.00:1.00  but equal to   150.0 basis points
or less than 3.75:1.00

Greater than  3.75:1.00  but equal to   162.5 basis points
or less than 4.0:1.00

Greater than 4.0:1.00                   175.0 basis points

Any adjustment shall be effective 10 Business Days following Administrative Agent's receipt of the financial statements (an "Interest Adjustment Date"), until (but not including) the next following Interest Adjustment Date (such time period between Interest Adjustment Dates being an "Interest Adjustment Period"). Any adjusted LIBOR Rate Applicable Margin shall apply to all LIBOR Rate Loans for which the LIBOR Interest Period commences during such new Interest Adjustment Period, but shall not apply to any LIBOR Rate Loan for which the LIBOR Interest Period commenced during the preceding Interest Adjustment Period. For the purpose of all calculations hereunder, "Funded Debt" shall be determined by taking the average of the daily outstanding Funded Debt for the quarter ending on the date of the applicable financial statements and "EBITDA" shall be determined based on the twelve (12) month period ending on the date of the applicable financial statements.

            Lien - Any interest of any kind or nature in Property securing an obligation owed to, or a claim of any kind or nature in Property by, a Person other than the owner of such Property, whether such interest is based on the common law, statute, regulation or contract, and including, but not limited to, a security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt, a lease, consignment or bailment for security purposes, a trust, or an assignment. The term "Lien" shall include without limitation, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property other than those which would not materially interfere with Borrower's use of the Property and would not materially detract from the value of the Property. For the purposes of this Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

            Loans - The unpaid principal balance of Advances under the Revolving Credit.

            Loan Documents - This Agreement, the Revolving Credit Notes, Subordination Agreements, the Lockbox Agreement, Blocked Account Agreements and all agreements, instruments and documents executed and/or delivered from time to time in connection therewith, as amended or replaced from time to time.

            Lockbox - Section 2.3(b).

            Lockbox Agreement - That certain lockbox agreement among Borrower, Administrative Agent and Collection Bank executed and delivered by Borrower and Collection Bank to Administrative Agent as of the date hereof, as it may be amended, supplemented or replaced from time to time.

            Majority Lenders - At any time, Lenders holding Pro Rata Percentages aggregating at least 51% of the total Pro Rata Shares at such time.

            Mandatory Redeemable Stock - All Capital Stock that is (i) redeemable, payable or required to be purchased or otherwise retired or extinguished (other than Capital Stock which is redeemable, payable or required to be purchased under all circumstances for consideration consisting solely of common stock of Borrower), or convertible into any Indebtedness of the issuer,
(a) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (b) at the option of any Person other than the issuer (whether or not conditioned upon the occurrence of a circumstance, such as a change in control of the issuer), or (c) upon the occurrence of a condition not solely within the control of the issuer, such as a redemption required to be made out of future earnings, or (ii) convertible into Capital Stock described in clause (i) above.

            Material Adverse Effect - A material adverse effect (i) on the business, Property, financial condition or prospects of Borrower (or, prior to the Funding Date, of Quality King and its Affiliates), (ii) on the ability of Borrower to pay and perform its obligations hereunder, or (iii) on the ability of Administrative Agent to enforce its rights hereunder against Borrower.

            Maximum Revolving Credit Limit - The sum of the Pro Rata Shares which at the time of Closing equals $350,000,000.

            Mellon - Mellon Bank, N.A.

            Net Income - The net income of Borrower as such would appear on Borrower's statement of income, prepared in accordance with GAAP.

            Net Proceeds - The cash proceeds received by Borrower from Borrower's initial public offering (prior to any payments on account of the Subordinated Debt) net of all costs and expenses of conducting the initial public offering including attorneys' fees and underwriting fees.

            Nussdorf Estate - The Estate of Bernard Nussdorf, as established pursuant to that certain Will of Bernard Nussdorf dated as of March 12, 1992.

            Nussdorf Family - Stephen Nussdorf, Glenn Nussdorf and Arlene Nussdorf, either in his or her own right or (individually or collectively) in his or her capacity as the sole trustee of one or more trusts created for the benefit of his or her respective lineal descendents.

            Nussdorf Group - Each member of the Nussdorf Family, Ruth Nussdorf and the Nussdorf Estate.

            Obligations - All existing and future debts, liabilities and obligations of every kind or nature at any time owing by Borrower to Lenders or any Lender, Issuing Bank, and/or to Administrative Agent if incurred under or in connection with the Loan Documents (including without limitation the Revolving Credit Notes) or the transactions contemplated thereby or administration thereof, whether joint or several, related or unrelated, primary or secondary, matured or contingent, direct or indirect, due or to become due, and whether principal, interest, Fees, indemnification obligations hereunder including, without limitation, Obligations in respect of the Revolving Credit whether related to cash Advances or Letters of Credit (whether drawn or undrawn) and any extensions, modifications, substitutions, increases and renewals thereof, and the payment of all Expenses of Administrative Agent and Lenders, and further including, without limitation, the payment of all amounts that would become due, specifically after the commencement of any bankruptcy, insolvency or similar proceeding with respect to Borrower, whether or not a claim for such post-commencement obligations is allowed.

            Overadvances - Amount by which the outstanding Loans at any time exceed the lesser of the Maximum Revolving Credit Limit or the Borrowing Base.

            PBGC - The Pension Benefit Guaranty Corporation.

            Permitted Liens - Section 7.3.

            Permitted Sub Debt Prepayment - As defined in the Subordination Agreement.

            Person - An individual, partnership, corporation, trust, unincorporated association or organization, joint venture, limited liability corporation or partnership, or any other entity.

            Prior Lender Group Agent - Mellon Bank, N.A., in its capacity as Administrative Agent for the lenders under the Prior Loan Agreement.

            Prior Loan Agreement - That certain Loan and Security Agreement dated June 18, 1996, as amended from time to time, among Borrower, Quality King, certain of Quality King' subsidiaries and affiliates as additional borrowers, the affiliate guarantors identified therein, Prior Lender Group Agent and each lender identified therein, as amended.

            Property - Any interest of Borrower of any kind in any property or asset, whether real, personal or mixed, or tangible or intangible.

            Pro's Choice - Pro's Choice Beauty Care, Inc.

            Pro's Choice Credit Facility - A new credit facility by and among Pro's Choice, as borrower, Mellon Bank, N.A., as administrative agent, and certain other financial institutions as lenders, established pursuant to the Pro's Choice Loan Agreement.

            Pro's Choice Loan Agreement - Section 4.1(b)(i).

            Pro's Choice Reorganization - The transfer of the hair care business and all assets (including Inventory and Accounts) related thereto, of Quality King to Pro's Choice, the transfer and assumption of certain liabilities of Quality King allocated to Pro's Choice by Quality King and distribution of the Capital Stock of Pro's Choice to the shareholders of Quality King all as more fully described in the Pro's Choice Reorganization Documents.

            Pro's Choice Reorganization Documents - All agreements, documents and instruments, executed and/or delivered in connection with the Pro's Choice Reorganization, all such instruments, agreements and documents to be in form and substance satisfactory to Administrative Agent.

            Pro Rata Percentage - Section 2.1(a)(ii).

            Pro Rata Share - Section 2.1(a)(ii).

            Quality King - Quality King Distributors, Inc.

            QKH Reorganization - The transfer of the pharmaceutical and medical supply business, and all assets (including Inventory and Accounts) related thereto, by Quality King to Borrower, the transfer and assumption of certain liabilities of Quality King allocated to Borrower by Quality King and distribution of the Capital Stock of Borrower to the shareholders of Quality King, Inc., all as more fully described in the QKH Reorganization

Documents.

            QKH Reorganization Documents - All agreements, documents and instruments executed and/or delivered in connection with the QKH Reorganization, all such agreements, instruments and documents to be in form and substance satisfactory to Administrative Agent.

            Qualified IPO - An initial public offering conducted under and in accordance and compliance with the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission and all other federal and state securities laws which results in Net Proceeds to Borrower of at least $125,000,000, exclusive of any proceeds resulting from any exercise of an underwriter's option to acquire additional shares.

            Real Property - Section 5.15.

            Regulation D - Regulation D of the Board of Governors of the Federal Reserve System, comprising Part 204 of Title 12, Code of Federal Regulations, as amended, and any successor thereto.

            Revolving Credit - Section 2.1(a).

            Revolving Credit Loan Balance - The outstanding principal balance of Loans owing to any Lender at any particular time or from time to time.

            Revolving Credit Maturity Date - __________, 2005.

            Revolving Credit Notes - Section 2.1(b).

            Settlement Date - Section 2.3(c)(iv).

            Spin Off - The distribution of Borrower's capital stock from Quality King to one or more members of the Nussdorf Family.

            Subordinated Debt - Certain unsecured obligations of Borrower to the Sub Debt Holders in the initial aggregate principal amount of $110,000,000 as evidenced by six (6) promissory notes to be dated as of the date of the Spin Off, each in the principal amount of $18,333,333.33, all of which shall be subject to a Subordination Agreement. Each of the unsecured subordinated promissory notes referenced above shall be on terms and conditions satisfactory to Administrative Agent in its sole discretion, and without limiting the foregoing, shall conform to the terms and conditions regarding such unsecured subordinated promissory notes contained in the Commitment Letter dated February 2, 2001 by and among Borrower and Co-Arrangers.

            Sub Debt Holders - Those Persons listed on Schedule D attached hereto.

            Subordination Agreements - Section 4.1(a)(x).

            Subsidiary - Any Person (other than an individual) more than 50% of whose ownership interests or voting stock is legally and beneficially owned directly or indirectly by Borrower or owned by a Person (other than an individual) more than 50% of whose ownership interests or voting stock is legally and beneficially owned directly or indirectly by Borrower.

            SuperMajority Lenders - At any time, Lenders holding Pro Rata Percentages aggregating at least 66-2/3% percent of the total Pro Rata Shares at such time.

            Supplier Advance Policies - Section 4.1(a)(xii).

            Tangible Net Worth - At any time, the amount by which the total assets of Borrower (excluding trademarks, copyrights, goodwill, covenants not to compete, leasehold improvements, deferred income taxes, deferred closing costs, and any other assets which would be determined to be intangible assets under
GAAP) exceed all of Borrower's Liabilities as would be shown on a balance sheet for Borrower, prepared in accordance with GAAP; provided that, for the purposes of calculating Liabilities to Tangible Net Worth Ratio and a minimum Tangible Net Worth under Section 6.9, there shall be subtracted from the amount of Borrower's Tangible Net Worth an amount equal to the aggregate amount of any and all Advances to Suppliers which are outstanding for more than sixty (60) days as of the date of such calculation.

            UCC - The Uniform Commercial Code as adopted in the Commonwealth of Pennsylvania at 13 Pa. C.S.A. Sections 1101 et seq. as amended from time to time.

            Unused Commitment Fee - Section 2.5(b).

            Voting Stock - Capital stock or other equity interests of any class or classes of a corporation having power under ordinary circumstances to vote for the election of members of the board of directors of such corporation, or persons performing similar functions (irrespective of whether or not at the time stock or interests of any other class or classes shall have or might have special voting powers or rights by reason of the happening of any contingency).

            1.2 Accounting Principles: Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP, to the extent applicable, except as otherwise expressly provided in this Agreement.

SECTION 2.  THE LOANS

      2.1 Revolving Credit - Description:

            (a) (i) Subject to the terms and conditions of this Agreement, each Lender hereby establishes for the benefit of Borrower a revolving credit facility (collectively, the "Revolving Credit") which shall include Advances extended by Lenders to or for the benefit of Borrower from time to time hereunder. The aggregate outstanding principal amount of all Loans, including without limitation the face amount of issued and outstanding Letters of Credit and unreimbursed draws on Letters of Credit shall not, at any time, exceed the lesser of the Maximum Revolving Credit Limit or the Borrowing Base. Subject to such limitation, the outstanding balance of Loans may fluctuate from time to time, to be reduced by repayments made by Borrower, to be increased by future Advances which may be made by Lenders and, subject to the provisions of Section 8 below or as otherwise provided herein, shall be due and payable on the Revolving Credit Maturity Date. If the aggregate principal amount of all Loans, including the face amount of issued and outstanding Letters of Credit and unreimbursed draws on Letters of Credit at any time exceed the lesser of the Maximum Revolving Credit Limit or the Borrowing Base, Borrower shall immediately repay such excess in full subject only to the provisions of Section 9.15(f) below, if applicable. Administrative Agent has the right at any time and from time to time, in its sole discretion, (but without any obligation) to set aside reasonable reserves against the Borrowing Base in such amounts as it may deem appropriate.

                (ii) Subject to Section 8.3(a) below and the terms of this Agreement, each Lender agrees to lend to Borrower an amount equal to such Lender's respective percentage (as to each Lender, the percentage of the Revolving Credit set forth opposite its name on Schedule A attached hereto and made a part hereof and referred to as its "Pro Rata Percentage") of the Advance requested by Borrower. The outstanding Loans of each Lender shall not exceed the respective amount (as such amount may change from time to time in accordance with the terms hereof, the "Pro Rata Shares") set forth opposite its name on Schedule A.

            (b) At Closing, Borrower shall execute and deliver a promissory note to each Lender for the total principal amount of such Lender's Pro Rata Share (collectively, as may be amended, modified or replaced from time to time, the "Revolving Credit Notes"). The Revolving Credit Notes shall evidence Borrower's unconditional obligation to repay such Lender for all outstanding Loans owing to such Lender, with interest as herein and therein provided. Each and every Advance under the Revolving Credit shall be deemed evidenced by the Revolving Credit Notes, which are deemed incorporated herein by reference and made a part hereof. All Revolving Credit Notes shall be substantially in the form set forth in Exhibit A attached hereto and made a part hereof.

            (c) The Revolving Credit shall expire on the Revolving Credit Maturity Date. On such date, unless sooner due under the terms hereof or having been sooner accelerated by Administrative Agent pursuant to the terms hereof, all sums of every kind owing under the Revolving Credit and all other unpaid Obligations shall be due and payable in full, and as of and after such date no further Advances to Borrower shall be available from Lenders.

      2.2 Letters of Credit:

            (a) As a part of the Revolving Credit and subject to its terms and conditions

(including, without limitation, the requirement of borrowing availability under the Borrowing Base and the conditions set forth in Section 2.1 above), each Lender hereby agrees to make a letter of credit subfacility available to Borrower as set forth in this section. To implement this letter of credit subfacility, Administrative Agent shall, on behalf of and for the benefit of all Lenders, issue its, or cause to be issued by its Affiliate (collectively, Administrative Agent or its Affiliates, as applicable, in this context, or, Mellon (as the Prior Lender Group Agent) solely with respect to Existing L/C's, being referred to as the "Issuing Bank"), documentary/merchandise letters of credit and standby letters of credit (collectively, "Letters of Credit") for the account of Borrower; provided that the aggregate face amount of all outstanding Letters of Credit shall not exceed, in the aggregate at any one time, the lesser of (i) the L/C Sublimit or (ii) the Borrowing Base minus outstanding Loans and reserves established under Section 2.1(a)(i), if any. Notwithstanding the foregoing, all Letters of Credit shall be in form and substance reasonably satisfactory to Issuing Bank. No documentary/merchandise letter of credit shall be issued with an expiry date of greater than one hundred eighty (180) days from the date of issuance and no standby letter of credit shall be issued with an expiry date later than one (1) year from the date of issuance, but in no event shall any Letter of Credit carry an expiry date later than the Revolving Credit Maturity Date. Borrower shall execute and deliver to Issuing Bank, all letter of credit agreements and other documents required by Issuing Bank, for such purposes, all such documents to be in form and substance satisfactory to Issuing Bank in its sole discretion. Borrower agrees to unconditionally and absolutely indemnify, defend, pay and hold harmless Issuing Bank, Administrative Agent, and Lenders for all draws, claims, losses, damages, obligations and liabilities suffered or incurred at any time by Issuing Bank, Administrative Agent or Lenders, including without limitation any guaranty or indemnity Administrative Agent may provide to any Affiliate issuing a Letter of Credit and further including attorneys' fees and reasonable costs with respect to any and all Letters of Credit, except to the extent directly suffered or incurred as a result of Issuing Bank's, Administrative Agent's or Lenders' gross negligence or willful misconduct.

            (b) Immediately upon the issuance of any Letter of Credit, and with respect to each Existing L/C, each Lender is hereby deemed to have acquired, an undivided participating interest (without recourse or warranty), in accordance with each Lender's respective Pro Rata Percentage, in all of Issuing Bank's rights and liabilities with respect to such Letter of Credit. Each Lender shall be directly, absolutely and unconditionally obligated, without deduction or setoff of any kind, to Issuing Bank, according to its Pro Rata Percentage, to reimburse and indemnify Issuing Bank for any amount paid pursuant to any draws made at any time (including without limitation following the commencement of any bankruptcy, reorganization, receivership, liquidation or dissolution proceeding with respect to Borrower) under any Letter of Credit, without regard to the occurrence of an Event of Default or the exercise by Administrative Agent of any of the remedies under Section 8 hereof. The amount of Issuing Bank's payment (and the respective reimbursements of each Lender to Issuing Bank) each shall automatically constitute an Advance under the Revolving Credit, without the necessity of any affirmative act by Administrative Agent and/or Lenders, and without regard to any borrowing condition contained herein (regardless of whether an Overadvance is created thereby and regardless of whether Advances are otherwise being made hereunder to Borrower) and without any request, consent or other action of Borrower, and any such

Advance shall be secured by all of the Collateral and shall bear interest and be payable at the same rate and in the same manner provided in the Agreement for any Advances.

            (c) Each standby Letter of Credit issued from time to time under the Revolving Credit which remains undrawn, including, without limitation, the Existing L/C's representing standby letters of credit, shall reduce dollar for dollar the amount available to be borrowed by Borrower under the Revolving Credit, and each merchandise Letter of Credit issued from time to time shall, to the extent of 35% of the full amount thereof, reduce the amount available for borrowing under the Revolving Credit, except to the extent that draws have been made thereunder in respect of which an Advance is deemed to have been made under Subsection 2.2(b) above.

            (d) Those certain letters of credit identified on Schedule 2.2(d) hereto issued by Prior Lender Group Agent on behalf of Quality King, and/or the other borrowers under the Prior Loan Agreement which remain undrawn on the Closing Date (the "Existing L/C's") and which have been allocated to Borrower as part of the QKH Reorganization are assumed by Borrower (as if the original account party thereunder) and are considered as Letters of Credit issued under the Revolving Credit and, together with all Letters of Credit now or hereafter issued hereunder, shall be subject to the L/C Sublimit. Each reference to "Letters of Credit" or any "Letter of Credit" in this Agreement shall be deemed to include the Existing Letters of Credit. All Existing L/C's are listed on
Schedule 2.2(d) attached hereto and made a part hereof.

            (e) Notwithstanding anything in this Section 2.2 to the contrary, Borrower's obligation to reimburse either (i) Issuing Bank for any draws under any Letter of Credit; or (ii) any Lender with respect to any Advance by such Lender that was used to reimburse Issuing Bank, shall be unconditional and irrevocable under all circumstances (including, without limitation, whether (x) there was any lack of validity or enforceability of the applicable Letter of Credit; (y) any draft, demand, certificate or other document presented under such Letter of Credit proves to be forged, fraudulent, invalid or insufficient in any respect; or (z) payment by Issuing Bank under any Letter of Credit against presentation of a draft, demand certificate or other document does not comply with the terms of such Letter of Credit, unless Issuing Bank shall have acted with gross negligence or willful misconduct.

      2.3 Advances, and Payments:

            (a) Except to the extent otherwise set forth in this Agreement, all payments of principal and interest on the Revolving Credit, the Fees, the Expenses, and all other charges and any other Obligations of Borrower hereunder, shall be made to Administrative Agent at its offices at 200 Glastonbury Boulevard, Glastonbury, Connecticut (or to such other location as Administrative Agent may direct in writing), in United States dollars, in immediately available funds. Administrative Agent, on behalf of all Lenders, shall have the unconditional right and discretion to make an Advance under the Revolving Credit to pay, and/or to charge Borrower's operating account with any Affiliate of Administrative Agent or with any Lender for, any or all of Borrower's Obligations as they become due from time to time under this Agreement, including without limitation, interest, principal, Fees and reimbursement of Expenses.

            (b) Borrower shall maintain, in favor of Administrative Agent, a lockbox account(s) ("Lockbox") with Collection Bank and a depository account(s) ("Cash Collateral Account") with Collection Bank subject to the provisions of this subparagraph, and subject to the Lockbox Agreement or any other agreements Administrative Agent may require. Borrower has agreed with Administrative Agent that all collections of Accounts will be paid directly from Account Debtors into the Lockbox, except as otherwise permitted below. Funds shall then be deposited into the Cash Collateral Account in accordance with the terms hereof. Subject to the provisions of the last two sentences of this subparagraph (b), deposits into the Cash Collateral Account shall be applied by Administrative Agent daily, to reduce the outstanding indebtedness under the Revolving Credit, with future Advances made subject to the conditions set forth in this Section 2; provided however, that so long as no Event of Default has occurred hereunder and no Overadvance exists or would exist as a result of or giving effect to the following transfer, in the event funds in the Cash Collateral Account exceed the aggregate outstanding balance of Base Rate Loans then the Loans will be repaid only to the extent of the amount of outstanding Base Rate Loans and the excess of such funds shall be credited to Borrower's operating account with Collection Bank. If the excess funds described at the end of the preceding sentence exceed $100,000, the excess may, at Borrower's option, be credited to such other investment account with Administrative Agent or an Affiliate of Administrative Agent as Borrower may reasonably request, but subject in all events to the investment options and conditions such Affiliate may then offer. Funds, at any time in any Blocked Account or the Cash Collateral Account shall not bear interest. If an Event of Default is outstanding or if an Overadvance is outstanding or would be created by not applying funds to the Obligations, Administrative Agent may, in its discretion, hold such funds in the Cash Collateral Account or otherwise as cash collateral for the Obligations or apply such funds to the Obligations. All collections of Accounts and proceeds of other Collateral received by Borrower shall be held in trust for the benefit of Lenders and immediately deposited into the Cash Collateral Account or remitted, in specie, to Administrative Agent for deposit in the Cash Collateral Account, in which case such amount shall be applied by Administrative Agent to reduce the outstanding indebtedness under the Revolving Credit. Borrower may also cause collections of Accounts to be remitted to a Blocked Account so long as the depository institution with whom any such Blocked Account is maintained executes and delivers to Administrative Agent a Blocked Account Agreement. Administrative Agent is also hereby irrevocably authorized to cause such funds to be transferred from the depository institutions with whom the Blocked Accounts are maintained via wire transfer to the Cash Collateral Account. Borrower shall have no right of access to or withdrawal from the Lockbox, any of the Blocked Accounts, or the Cash Collateral Account. All funds transferred from the Cash Collateral Account for application to Borrower's Obligations to Lenders and all funds credited to Borrower's operating account with Administrative Agent as described in the proviso clause above, shall be subject to Administrative Agent's standard clearance procedures, as well as chargeback procedures for dishonored remittances. When determining the principal balance of the Base Rate Loans and the LIBOR Rate Loans for the purposes of determining borrowing availability under the Revolving Credit, remittances shall be deemed to have been applied to the Loans on the Business Day following the date such remittances are received in the Lockbox, but when determining the principal balance of the Base Rate Loans and the LIBOR Rate Loans for the purposes of computing interest under Section 2.4, each remittance will be deemed to have been applied to the Loans as of the date such remittances are actually cleared. Notwithstanding the foregoing, funds received into the Cash Collateral Account by wire transfer shall be deemed to have been applied to the Loans on the date such funds are received into such account for all purposes.

            (c) (i) A request for an Advance other than a Letter of Credit shall be made, or shall be deemed to be made, as follows:

                        (A) Advances subject to the Base Rate Option, other than Letters of Credit, requested by Borrower under the Revolving Credit must be requested by 12:00 P.M. Eastern time, on the date such Advance is to be made. Advances subject to the LIBOR Rate Option or conversions from Advances subject to the Base Rate Option to the LIBOR Rate Option, requested by Borrower must be requested by 12:00 P.M. Eastern time, three Good Business Days prior to the date of such requested Advance or conversion. Advances will be made available to Borrower by 3:00 P.M. Eastern time on the same Business Day, if a Base Rate Loan, or on the requested date, if a LIBOR Rate Loan, but in no event sooner than three (3) Good Business Days after the request. All requests or confirmation of requests for an Advance are to be in writing (in a form acceptable to Administrative Agent) and may be sent by electronic, telecopy or facsimile transmission provided that Administrative Agent shall have the right to require that receipt of such request not be effective unless confirmed via telephone with Administrative Agent; and

                        (B) Notwithstanding the foregoing, a request for an Advance subject to the Base Rate Option shall have been deemed to have been irrevocably made by Borrower on the due date of any amount required to be paid under this Agreement or any of the other Loan Documents, whether as interest due or for any other Obligation. An Advance under this clause (c)(i)(B) may be made without regard to any borrowing condition contained in this Agreement (regardless of whether an Overadvance is created thereby and regardless of whether Lenders have otherwise ceased making Advances to Borrower).

                  (ii) Advances which may be made by Lenders from time to time under the Revolving Credit shall be made available for the use and benefit of Borrower (A) in the case of Advances requested under Section 2.3(c)(i)(A), by disbursing such proceeds to Borrower's operating account with Collection Bank and (B) in the case of Advances made under Section 2.3(c)(i)(B), by disbursement by Administrative Agent as direct payment of the relevant interest or obligation.

                  (iii) Borrower hereby irrevocably authorizes and directs Lenders or Administrative Agent on behalf of Lenders, in each case in Administrative Agent's sole discretion, to make Advances to Borrower under the Revolving Credit in a sum sufficient to pay all interest accrued on Base Rate Loans during the immediately preceding month, to pay all interest accrued on LIBOR Rate Loans during the immediately preceding month and at the end of each LIBOR Interest Period, and to pay all costs, Fees and expenses or other Obligations at any time due and owing by Borrower to Administrative Agent, Issuing Bank and/or any Lender hereunder.

                  (iv) (A) Between each Settlement Date (as defined below), Administrative Agent shall have the option, in its sole discretion, to make all Advances subject to the Base Rate Option for the account and on behalf of Lenders. In such event, Administrative Agent shall make a determination of each Lender's Revolving Credit Loan Balance (by applying each Lender's Pro Rata Percentage to the total outstanding Loans) periodically but not less frequently than once every week on the same day of each week, unless such day is not a Business Day, in which event such determination shall be made the next Business Day ("Settlement Date"), which outstanding amount shall be calculated as of the close of the Business Day immediately preceding each respective Settlement Date. A Settlement Date shall occur notwithstanding any intervening Event of Default, or event which with the giving of notice or passage of time, or both, would constitute an Event of Default, or other occurrence, event or circumstance, including without limitation the commencement of a bankruptcy or reorganization case by or against Borrower. Amounts of principal paid to Administrative Agent by Borrower from time to time shall, between Settlement Dates, be applied to the Revolving Credit Loan Balance of Administrative Agent, with each Lender's respective Revolving Credit Loan Balance to be adjusted on the next Settlement Date. Interest shall accrue and each Lender shall be entitled to receive interest from Borrower at the applicable rate on the actual outstanding funded dollar amount of its Revolving Credit Loan Balance. On each Settlement Date, Administrative Agent shall promptly issue to each Lender a settlement schedule containing information with respect to the status of the Loans and the relevant net positions of each such Lender and its outstanding Revolving Credit Loan Balance as of the close of the Business Day preceding such Settlement Date. Each settlement schedule shall show the amount, if any, due from each such Lender to Administrative Agent or from Administrative Agent to each such Lender, which amount shall be paid by federal funds, via wire transfer to the party entitled thereto to be received on or before 3:00 P.M. Eastern time on the Settlement Date (provided such settlement schedule has been delivered prior to 11:00 A.M. Eastern time on the Settlement Date). The obligations of Lenders under this Section are unconditional, not subject to setoff, and irrevocable and may not be terminated at any time.

                        (B) Each Lender is absolutely and unconditionally obligated, without setoff or deduction of any kind (and irrespective of any Event of Default or, event which with the giving of notice of passage of time, or both, would constitute an Event of Default), to remit to Administrative Agent on the Settlement Date any amount showing to be owing to Administrative Agent by such Lender on the settlement schedule for such date. Administrative Agent shall also be entitled to recover any and all actual losses and damages either may incur (including without limitation, reasonable attorneys' fees) from any Lender failing to remit payment on the Settlement Date in accordance with this Agreement. Administrative Agent may set off the obligations of such Lender under this paragraph against any distributions or payments of the Obligations to which such Lender would otherwise be entitled at any time or Administrative Agent may withhold such distributions or payments of such Obligations to which such Lender would otherwise be entitled and make such distributions or payments to Administrative Agent in an amount equal to, and as a repayment of, such Lender's Pro Rata Percentage of the Advance made by Administrative Agent on such Lender's behalf.

                  (v) (A) With respect to all LIBOR Based Rate Loans Administrative Agent shall, and in lieu of the procedure set forth in the preceding subparagraph (iv) with respect to Base Rate Loans, Administrative Agent may, provide Lenders with notice that Borrower has requested a cash Advance (whether subject to the Base Rate Option or the LIBOR Rate Option), on the same Business Day as such request, and request each Lender to provide Administrative Agent with such Lender's Pro Rata Percentage of such requested cash Advance prior to Administrative Agent's making such cash Advance. Upon receipt of such notice from Administrative Agent prior to 12:00 P.M. Eastern time, on the day the Advance is requested, each Lender shall remit to Administrative Agent its respective Pro Rata Percentage of such requested cash Advance, prior to 1:00 P.M. Eastern time, on the Business Day Administrative Agent is scheduled to make such cash Advance in accordance with Section 2.3(c)(i) hereof. Neither Administrative Agent nor any other Lender shall be obligated, for any reason whatsoever, to remit or advance the share of any other Lender for any purpose under this Agreement. Administrative Agent shall not be required to make the full amount of the requested cash Advance unless and until it receives funds representing each other Lender's Pro Rata Percentage of such requested cash Advance, but Administrative Agent shall advance to Borrower that portion of the requested cash Advance equal to the Pro Rata Percentages of such requested cash Advance which it has received from the Lenders.

                        (B) If Administrative Agent does not receive each other Lender's Pro Rata Percentage of such requested cash Advance, and Administrative Agent elects, in its sole discretion, without any obligation at any time to do so, to make the requested cash Advance on behalf of Lenders or any of them, Administrative Agent shall be entitled to recover each Lender's Pro Rata Percentage of each cash Advance together with interest at a per annum rate equal to the Federal Funds Rate during the period commencing on the date such cash Advance is made and ending on (but excluding) the date Administrative Agent recovers such amount. Each Lender is absolutely and unconditionally obligated, without deduction or setoff of any kind, to forward to Administrative Agent its Pro Rata Percentage of each cash Advance made pursuant to the terms of this Agreement. To the extent Administrative Agent is not reimbursed by such Lender, Borrower shall repay such amount to Administrative Agent immediately on demand. Administrative Agent shall also be entitled to recover any and all actual losses and damages (including, without limitation, reasonable attorneys' fees) from any Lender failing to so advance upon demand of Administrative Agent. Administrative Agent may set off the obligations of a Lender under this paragraph against any distributions or payments of the Obligations which Administrative Agent would otherwise make available to such Lender at any time. Notwithstanding the foregoing, Administrative Agent shall have no duty or obligation at any time for any reason to make any Advance on behalf of any Lender.

                  (vi) To the extent and during the time period in which any Lender fails to provide or delays providing its respective payment to Administrative Agent pursuant to clause (iv) or (v) above (any such Lender being referred to, during such period, as a "Defaulting Lender"), such Lender's percentage of all payments of the Obligations (but not its Pro Rata Percentage of future Advances required to be funded by such Lender) shall decrease to reflect the actual percentage which its actual outstanding Loans bears to the total outstanding Loans of all Lenders. In addition, notwithstanding any definition or other provision of this Agreement to the contrary, during any period in which a Lender is a Defaulting Lender, all calculations for voting purposes among Lenders shall be made as if the Defaulting Lender were not a Lender and not a party to this Agreement and such Lender shall not be entitled to vote on any matter under this Agreement.

      2.4 Interest:

            (a) Base Rate Option - The unpaid principal balance of cash Advances under the Revolving Credit, unless subject to the LIBOR Rate Option, shall bear interest, subject to the terms hereof, at a per annum rate equal to the Base Rate ("Base Rate Option"). Changes in the Base Rate shall become effective on the same day that the Base Rate changes. Interest on Base Rate Loans shall be due and payable in arrears on the first Business Day of each calendar month commencing on the first Business Day of the first full month following the Funding Date.

            (b) LIBOR Rate Option:

                  (i) The unpaid principal balance of cash Advances under the Revolving Credit may, at Borrower's option, bear interest at the LIBOR Based Rate ("LIBOR Rate Option"), provided however that (A) each LIBOR Based Rate Loan shall be in a multiple of $1,000,000 and (B) in no event shall any LIBOR Based Rate Loan be in an amount less than $7,000,000. In no event, however, may Borrower have more than ten (10) LIBOR Based Rate Loans outstanding at any one time.

                  (ii) LIBOR Based Rate Loans shall be selected for a period of either a one (1), two (2), three (3) or six (6) months duration, as Borrower may elect, during which the LIBOR Based Rate is applicable ("LIBOR Interest Period"); provided, however, that (a) if the LIBOR Interest Period would otherwise end on a day which shall not be a Good Business Day, such LIBOR Interest Period shall be extended to the next succeeding Good Business Day, unless such Good Business Day falls in another calendar month, in which case such LIBOR Interest Period shall end on the next preceding Good Business Day subject to clause (c) below; (b) interest shall accrue from and including the first day of each LIBOR Interest Period to, but excluding the day on which any LIBOR Interest Period expires; and (c) with respect to any LIBOR Interest Period which begins on the last Good Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period), the LIBOR Interest Period shall end on the last Good Business Day of a calendar month. Interest on a LIBOR Based Rate Loan shall be due and payable monthly in arrears on the first Business Day of each calendar month commencing on the first Business Day of the first full month following the date on which such LIBOR Based Rate Loan was made provided that all remaining accrued and unpaid interest on each LIBOR Based Rate Loan must be repaid in full on the day the applicable LIBOR Interest Period expires. Notwithstanding any of the foregoing, no LIBOR Interest Period may end after the Revolving Credit Maturity Date. Subject to all of the terms and conditions applicable to a request that a new Advance be a LIBOR Based Rate Loan, Borrower may extend a LIBOR Based Rate Loan as of the last day of the LIBOR Interest

Period to a new LIBOR Based Rate Loan or may convert all or a portion of the Loans subject to the Base Rate Option to a LIBOR Based Rate Loan. If Borrower fails to notify Administrative Agent of the LIBOR Interest Period for a subsequent LIBOR Based Rate Loan at least three Good Business Days prior to the last day of the then current LIBOR Interest Period of an outstanding LIBOR Based Rate Loan, then such outstanding LIBOR Based Rate Loan shall become a Loan subject to the Base Rate Option at the end of the current LIBOR Interest Period for such outstanding LIBOR Based Rate Loan and shall accrue interest in accordance with Section 2.4(a) above.

                  (iii) The LIBOR Rate may be automatically adjusted by Administrative Agent on a prospective basis to take into account the additional or increased cost of maintaining any necessary reserves for Eurodollar deposits or increased costs due to changes in applicable law or regulation or the interpretation thereof occurring subsequent to the commencement of the then applicable LIBOR Interest Period, including but not limited to changes in tax laws (except changes of general applicability in corporate income tax laws as they affect financial institutions) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding any such changes that have resulted in a payment pursuant to Section 2.8 hereof, that increase the cost to Lenders of funding the LIBOR Based Rate Loan. Administrative Agent shall promptly give Borrower and each Lender notice of such a determination and adjustment, which determination shall be prima facie deemed correct as to the fact and the amount of such adjustment. Borrower may, by written notice to Administrative Agent, (A) request Administrative Agent to furnish to Borrower a statement setting forth the basis for adjusting such LIBOR Based Rate and the method for determining the amount of such adjustment, and/or (B) prepay the LIBOR Based Rate Loan with respect to which such adjustment is made, subject to the requirements of Section 2.9 below.

                  (iv) In the event that Borrower shall have requested the LIBOR Rate Option in accordance with Section 2.4(b) and Administrative Agent shall have reasonably determined that Eurodollar deposits equal to the amount of the principal of the requested LIBOR Based Rate Loan and for the LIBOR Interest Period specified are unavailable, impractical or unlawful, or that the rate based on the LIBOR Rate will not adequately and fairly reflect the cost of the LIBOR Based Rate applicable to the specified LIBOR Interest Period, of making or maintaining the principal amount of the requested LIBOR Based Rate Loan specified by Borrower during the LIBOR Interest Period specified, or that by reason of circumstances affecting Eurodollar markets, adequate and reasonable means do not exist for ascertaining the rate based on the LIBOR Rate applicable to the specified LIBOR Interest Period, Administrative Agent shall promptly give notice of such determination to Borrower that the rate based on the LIBOR Rate is not available. A determination by Administrative Agent hereunder shall be prima facie evidence of the correctness of the fact and amount of such additional costs or unavailability. Upon such a determination, (i) the right of Borrower to select, convert to, or maintain a LIBOR Based Rate Loan at the rate based on the LIBOR Rate shall be suspended until Administrative Agent shall have notified Borrower that such conditions shall have ceased to exist, and (ii) the Loans subject to the requested LIBOR Rate Option shall accrue interest in accordance with Section 2.4(a) above.

                  (v) In the event that, as a result of any changes in applicable law or regulation or the interpretation thereof, it becomes unlawful for a Lender to maintain Eurodollar liabilities sufficient to fund any LIBOR Based Rate Loan subject to the LIBOR Based Rate, then such Lender shall immediately notify Administrative Agent who shall immediately notify the other Lenders and Borrower thereof and such Lender's obligations to make, convert to, or maintain a LIBOR Based Rate Loan at the LIBOR Based Rate shall be suspended until such time as such Lender may again cause the LIBOR Based Rate to be applicable to its share of any LIBOR Based Rate Loans and such Lender's share of the Loans subject to the LIBOR Based Rate shall accrue interest in accordance with Section 2.4(a) above. Promptly after becoming aware that it is no longer unlawful for such Lender to maintain such Eurodollar liabilities, such Lender shall notify Administrative Agent who will notify Borrower thereof and such suspension shall cease to exist. In the event that it becomes unlawful for a Lender, other than Fleet or Mellon, to maintain Eurodollar liabilities as described in this paragraph, Borrower shall have the option to replace such Lender with another financial institution (acceptable to Administrative Agent) who will purchase all (but not part) of such Lender's Pro Rata Share, as well as its rights and obligations hereunder. Such Lender shall be required to assign and transfer to the financial institution obtained by Borrower, pursuant to an Assignment and Acceptance, its respective Pro Rata Share in exchange for a full payment of its Revolving Credit Loan Balance, with accrued interest and unpaid fees.

            (c) Calculation of Interest: Interest on the Loans, regardless of the rate option, shall be based on a three hundred sixty (360) day year and charged for the actual number of days elapsed.

            (d) Limitation on LIBOR Based Rate Loans: Upon the occurrence and continuance of an Event of Default, and following written notice from Administrative Agent to Borrower, Administrative Agent may, in its sole discretion, or shall at the direction of the Majority Lenders, eliminate the availability of LIBOR Based Rate Loans, whether by request for a new LIBOR Based Rate Loan, the continuation or extension of an existing LIBOR Based Rate Loan or the conversion of all or any portion of the Based Rate Loan to LIBOR Based Rate Loan.

            (e) Default Rate: After the occurrence and during the continuance of an Event of Default, and upon (i) determination by Administrative Agent or at the direction of the SuperMajority Lenders and (ii) upon prior written notice to Borrower from Administrative Agent that the rate of interest provided for by this Section 2.4(e) is applicable, the per annum effective rate of interest on all cash Advances outstanding under the Revolving Credit, regardless of the rate option, shall be increased to a per annum rate equal to 2.0% in excess of the applicable interest rate. While the default rate may be imposed as of the date the Event of Default occurred, the default rate may not be imposed retroactively for a period greater than sixty (60) days unless Borrower has breached its obligation under Section 6.10(b) in which event such sixty (60) day limit shall not be applicable.

            (f) Conversion: Following the occurrence of an Event of Default and written notice from Administrative Agent that the Obligations have been accelerated, all

LIBOR Based Rate Loans shall convert to Base Rate Loans, which conversion is independent of rights under Section 2.4(e).

            (g) Continuation of Interest Charges: All contractual rates of interest chargeable on outstanding Loans, regardless of the rate option, shall continue to accrue and be paid even after default, an Event of Default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

            (h) Applicable Interest Limitations: In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines Lenders have charged or received interest hereunder in excess of the highest applicable rate, Administrative Agent, on behalf of Lenders, shall, in its sole discretion, apply and set off such excess interest received by Lenders against other Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.

      2.5 Fees:

            (a) Facility Fees: Borrower shall pay all Facility Fees in the amounts and at the times set forth in the Fee Letters.

            (b) Unused Commitment Fee: So long as the Revolving Credit is outstanding and has not been terminated, Borrower shall unconditionally pay to Administrative Agent, for the benefit of Lenders in accordance with each Lender's Pro Rata Percentage, a non-refundable fee ("Unused Commitment Fee") equal to 0.25% per annum of the average daily unused portion of the Revolving Credit (which shall be calculated as the Maximum Revolving Credit Limit minus the average daily outstanding balance of the Revolving Credit during the month for which such calculation is made). Such fee shall commence as of the Closing Date and shall be computed and paid on a monthly basis, in arrears, on the first day of each calendar month, beginning on the first day of the first calendar month after the Closing Date.

            (c) Letter of Credit Fees: Borrower shall pay to Administrative Agent, (except as otherwise provided) for the ratable benefit of Lenders, letter of credit fees (which fees Administrative Agent shall pay to Lenders on the first Business Day immediately following receipt by Administrative Agent) equal to: (i) 0.25% of the face amount of documentary/merchandise letters of credit, payable in arrears on the last day of each fiscal quarter following the date of issuance of each such documentary/merchandise letter of credit, and (ii) a percent per annum equal to the then applicable LIBOR Rate Applicable Margin of the face amount of each standby letter of credit, of which a fronting fee equal to 0.125% of such amount per annum shall be for the sole benefit of Issuing Bank, payable on the issuance date and thereafter quarterly in advance on the first day of each calendar quarter, beginning on the date of issuance for each such Letter of Credit for the remaining portion of such calendar quarter and on the first day of such calendar quarter after the date of issuance of any such

Letter of Credit. Borrower agrees that such fees shall also be payable with respect to the Existing L/C's as though such Existing L/C's were issued on the Closing Date. Borrower shall also pay to Administrative Agent for the sole benefit of Issuing Bank all of Issuing Bank's standard charges (including without limitation all cable and wire transfer charges) for the account of Issuing Bank for the issuance, amendment, negotiation/payment, extension and cancellation of each such Letter of Credit. All such fees are collectively the "L/C Fees". L/C Fees shall not be subject to refund or pro-ration for any reason once paid.

            (d) Collateral Management Fee: Borrower shall pay to Administrative Agent, for Administrative Agent's sole benefit, a collateral management fee ("Collateral Management Fee") in the amounts and at the times provided in the Fee Letter.

            (e) Calculation of Fees: All fees provided for in this Section 2.5 which are required to be calculated on a per annum basis, shall be based on a three hundred sixty (360) day year and charged for the actual number of days elapsed.

      2.6 Prepayments:

            (a) LIBOR Based Rate Loans: No portion of the LIBOR Based Rate Loans may be prepaid at any time unless Borrower first satisfy in full its obligations under Section 2.8 below arising from such prepayment.

            (b) Base Rate Loans: Base Rate Loans may be prepaid at any time and from time to time in whole or in part without premium or penalty.

            (c) Proceeds of Collateral: Borrower shall, promptly upon the receipt of proceeds of any Collateral, pay all such proceeds to Administrative Agent for application against the Obligations.

      2.7 Use of Proceeds:

            The extensions of credit under and proceeds of the Revolving Credit shall be used for (i) refinancing the indebtedness under the Prior Loan Agreement allocated to Borrower in conjunction with the QKH Reorganization, as it may change prior to the Funding Date, (ii) providing working capital and
(iii) issuing Letters of Credit.

      2.8 Indemnity/Loss of Margin:

            (a) Borrower shall indemnify, defend and hold harmless Administrative Agent and Lenders against any and all loss, liability, cost or expense which Administrative Agent and any Lender or Lenders may sustain or incur as a consequence of (a) any failure of Borrower to obtain, convert or extend any LIBOR Based Rate Loan after notice thereof has been given to Administrative Agent or (b) any payment, prepayment, termination or conversion of a LIBOR Based Rate Loan made for any reason on a date other than the last day of the applicable LIBOR Interest Period. Borrower shall pay the full amount thereof to Administrative Agent, for the ratable benefit of Lenders, on demand by Administrative

Agent.

            (b) In the event that any present or future law, rule, regulation, treaty or official directive or the interpretation or application thereof by any central bank, monetary authority or governmental authority, or the compliance with any guideline or request of any central bank, monetary authority or governmental authority (whether or not having the force of law) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit, or other similar requirement with respect to deposits in or for the account of, or loans or advances or commitment to make loans or advances by, or letters of credit issued or commitment to issue letters of credit by a Lender (or an Issuing Bank) and the result of any of the foregoing is to increase the costs of a Lender (or an Issuing Bank), reduce the income receivable by or return on equity of a Lender (or an Issuing Bank) or impose any expense upon Lender (or an Issuing Bank) with respect to any advances or extensions of credit or commitments to make advances or extensions of credit under this Agreement, such Lender (or an Issuing Bank) shall so notify Administrative Agent in writing who will then notify Borrower. Upon notice from Administrative Agent, Borrower agrees to pay such Lender (or an Issuing Bank) the amount of such increase in cost, reduction in income, reduced return on equity or capital, or additional expense after presentation by such Lender or Issuing Bank of a statement concerning such increase in cost, reduction in income, reduced return on equity or capital, or additional expense. Such statement shall set forth a brief explanation of the amount and such Lender's or Issuing Bank's calculation of the amount (in determining such amount such Lender or Issuing Bank may use any reasonable averaging and attribution methods), which statement shall be prima facie deemed correct absent manifest error. In the event that a Lender, other than Fleet or Mellon, exercises its rights under this Section 2.8(b), Borrower shall have the option (within one hundred twenty (120) days of such notice) to replace such Lender (or designate a new Issuing Bank) with another financial institution (acceptable to Administrative Agent) who will purchase all (but not part) of such Lender's Pro Rata Share, as well as its rights and obligations hereunder. Such Lender shall be required to assign and transfer to the financial institution obtained by Borrower, pursuant to an Assignment and Acceptance, its respective Pro Rata Share in exchange for full payment of its Revolving Credit Loan Balance, with accrued interest and unpaid fees.

2.9   Capital Adequacy:

            If any present or future law, governmental rule, regulation, policy, guideline, directive or similar requirement (whether or not having the force of law) imposes, modifies, or deems applicable any capital adequacy, capital maintenance or similar requirement which affects the manner in which any Lender or an Issuing Bank allocates capital resources to its commitments (including any commitments hereunder), and as a result thereof, in the opinion of such Lender or Issuing Bank, the rate of return on such Lender's capital with regard to the Loans, Letters of Credit and/or its obligations hereunder is reduced to a level below that which such Lender could have achieved but for such circumstances taking into account such Lender's or Issuing Bank's policies regarding capital adequacy, then in such case such Lender or Issuing Bank shall notify Administrative Agent in writing who will then notify Borrower. Upon notice from Administrative Agent to Borrower, from time to time, Borrower shall pay such Lender or Issuing Bank such additional amount or amounts as shall compensate such

Lender for such reduction in its rate of return. Such notice shall contain the statement of such Lender or Issuing Bank with regard to any such amount or amounts which shall, in the absence of manifest error, be binding upon Borrower. In determining such amount, such Lender or Issuing Bank may use any reasonable method of averaging and attribution that it deems applicable. In the event that a Lender or Issuing Bank, other than Fleet or Mellon, exercises its rights under this Section 2.9, Borrower shall have the option (within one hundred twenty
(120) days of such notice) to replace such Lender or designate a new Issuing Bank with another financial institution (acceptable to Administrative Agent and who shall not be subject to compensation for a reduced rate of return based on circumstances described above) who will purchase all (but not part) of such Lender's Pro Rata Share, as well as its rights and obligations hereunder. Such Lender shall be required to assign and transfer to the financial institution obtained by Borrower, pursuant to an Assignment and Acceptance its respective Pro Rata Share in exchange for full payment of its Revolving Credit Loan Balance, with accrued interest and unpaid fees.

      2.10 Statement of Account. Administrative Agent shall maintain, in accordance with its customary procedures, a loan account in the name of Borrower in which shall be recorded the date and amount of each Advance made by Administrative Agent and the date and amount of each payment in respect thereof; provided, however, the failure by Administrative Agent to record the date and amount of any Advance shall not adversely affect Administrative Agent or any Lender. Each month, Administrative Agent shall send to Borrower a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Administrative Agent and Borrower, during such month. The monthly statements shall be deemed correct and binding upon Borrower in the absence of manifest error and shall constitute an accurate statement between Lenders and Borrower unless Administrative Agent receives a written statement of Borrower's specific exceptions thereto within 30 days after such statement is received by Borrower. The records of Administrative Agent with respect to the loan account shall be prima facie evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

      2.11 Hedging Arrangement:

            To the extent Borrower may request either of the Co-Arrangers to provide for Borrower's account and the requested Co-Arranger (in its discretion) agrees to provide (in its capacity as a Lender and credit provider, for the purposes hereof, a "Swap Provider") a swap or other interest rate hedging arrangement to Borrower in order to hedge Borrower's interest obligations, such hedging arrangement shall be subject to the following conditions:

            (a) Such hedging arrangement shall be made available under such terms as the Swap Provider may then determine (with any interest or other income or compensation thereon to be for the sole account of the Swap Provider);

            (b) The aggregate amount of credit exposure with respect to all such hedging arrangements shall constitute part of the Obligations and shall be secured by the Collateral and, in addition, the credit exposure thereunder shall be reserved against within the

Borrowing Base and within the Maximum Revolving Credit Limit in such amount as Administrative Agent may determine; and

            (c) Each Lender shall automatically acquire a risk participation in any credit exposures associated with, and ultimate loss, expense or damages resulting from, any such hedging arrangement, in accordance with its Pro Rata Percentage. Each Lender shall be directly, absolutely and unconditionally obligated, without deduction or setoff of any kind, to fund any such loss, expense or damages at the direction of Administrative Agent (upon request of the Swap Provider) by making payment directly to the Swap Provider or to the Administrative Agent if it elects to fund (without the further request or consent of Borrower) any such loss, expenses or damages on behalf of Lenders (which funding shall be deemed an Advance under the Revolving Credit), including without limitation following the commencement of any bankruptcy, reorganization, receivership, liquidation or dissolution proceeding with respect to Borrower and without regard to any outstanding Event of Default.

SECTION 3.  COLLATERAL

      3.1 Description:

            As security for the payment and performance of the Obligations, and satisfaction by Borrower of all covenants and undertakings contained in this Agreement and the other Loan Documents, Borrower hereby assigns and grants to Administrative Agent, in the ratable benefit of Lenders and Issuing Bank, a continuing first (except as set forth in 3.1(d) below) lien on and security interest in, upon and to all of its following described Property ("Collateral"):

                  (a) Accounts - All now owned and hereafter acquired, created, or arising Accounts;

                  (b) Inventory - All now owned or hereafter acquired, created or arising Inventory of every nature and kind, wherever located;

                  (c) General Intangibles - All now owned and hereafter acquired, created or arising general intangibles of every kind and description, including, but not limited, to all existing and future customer lists, telephone lists and directories, choses in action, loans, claims, books, records, patents and patent applications, copyrights, trademarks, tradenames, tradestyles, trademark applications, blueprints, drawings, designs and plans, trade secrets, contracts, contract rights, distributorship agreements, licenses, license agreements, formulae, tax and any other types of refunds, rights to or in employee or other pension, retirement or similar plans and any assets thereof, or any portion thereof, including without limitation refunds for overpayments, distributions upon termination, reversion of any surplus assets or otherwise, returned and unearned insurance premiums, rights and claims under insurance policies including without limitation, credit insurance and key man life insurance policies, and computer information, software, records and data;

                  (d) Equipment - All now owned and hereafter acquired equipment, including, without limitation, machinery, vehicles, furniture, leasehold improvements and fixtures, wherever located, and all replacements, parts, accessories, accessions, substitutions and additions thereto; provided however, that such security interest in equipment may be subject to the Liens set forth on Schedule 5.4;

                  (e) Deposit Accounts and Related Property - All now existing and hereafter acquired or arising deposit accounts, investment accounts, commercial paper, and certificates of deposit, of every nature, wherever located, and all documents and records associated therewith;

                  (f) Property in Lender's Possession - All Property, now or hereafter in Administrative Agent's or any Lender's possession;

                  (g) Investment Property - All now existing and hereafter required or arising Investment Property, investment securities and securities entitlements;

                  (h) Other Property - All now existing or hereafter acquired or created Chattel Paper, Instruments, Documents, letters of credit, guarantees and security for obligations of Account Debtors to Borrower, and all other personal Property of such entity not described above whether now existing or hereafter acquired; and

                  (i) Proceeds - The proceeds (including, without limitation, insurance proceeds), whether cash or non-cash, of all of the foregoing.

      3.2 Lien Documents:

            At Closing and thereafter as Administrative Agent deems necessary, Borrower shall execute and deliver to Administrative Agent, or have executed and delivered (all in form and substance reasonably satisfactory to Administrative Agent):

            (a) Financing Statements - Financing statements pursuant to the UCC, which Administrative Agent, on behalf of Lenders and Issuing Bank, may file in any jurisdiction where any Collateral is or may be located, in the jurisdiction where Borrower is incorporated and in any other jurisdiction that Administrative Agent deems appropriate; and

            (b) Other Agreements - Any other agreements, documents, instruments and writings, including, without limitation, patent and trademark security agreements, and control agreements reasonably required by Administrative Agent to evidence, perfect or protect Lenders' liens and security interests in the Collateral or as Administrative Agent may reasonably request from time to time.

      3.3 Other Actions:

            In addition to the foregoing, Borrower shall do anything further that may be lawfully and reasonably required by Administrative Agent to perfect or continue the perfection of Administrative Agent's security interest in the Collateral and to secure

Borrower's Obligations and to effectuate the intentions and objects of this Agreement, including, but not limited to, the execution and delivery of lockbox and blocked account agreements, continuation statements, amendments to financing statements, security agreements, contracts and any other documents required hereunder. At Administrative Agent's request, Borrower shall also immediately deliver (with execution by Borrower of all necessary documents or forms to reflect Administrative Agent's Lien thereon for the ratable benefit of Lenders and Issuing Bank, including any required stock powers or forms of assignment executed in blank) to Administrative Agent as bailee for Lenders and Issuing Bank, all items for which Administrative Agent must receive possession to obtain a perfected security interest, including without limitation, all certificated securities, notes, letters of credit, certificates and documents of title, chattel paper, warehouse receipts, instruments, and any other similar instruments constituting Collateral. Borrower shall upon request of Administrative Agent, promptly deliver or cause to be delivered, certificates of title at any future date with respect to any and all trucks, trailers and other vehicles.

      3.4 Searches:

            Administrative Agent shall, prior to or at Closing, and thereafter as Administrative Agent may determine from time to time, at Borrower's expense, obtain the following searches (the results of which are to be consistent with the warranties made by Borrower in this Agreement):

            (a) UCC Searches: UCC searches with the Secretary of State and local filing office of each state and jurisdiction where Borrower maintains its executive office, a place of business, or assets or where Borrower is incorporated;

            (b) Judgments, Etc.: Judgment, federal and state tax lien and corporate tax lien searches, in all applicable filing offices of each state searched under subparagraph (a) above.

            Borrower shall, prior to or at Closing and at its expense, obtain and deliver to Administrative Agent good standing certificates showing Borrower to be in good standing in its state of incorporation and in each other state or foreign country in which it is doing and presently intends to do business for which failure to be so qualified is reasonably likely to have a Material Adverse Effect.

      3.5 Landlord's and Mortgagee's Waivers:

            Borrower will cause each owner (and, if applicable, mortgagee) of any premises occupied by Borrower or to be occupied by Borrower where Collateral at any time is held, to execute and deliver to Administrative Agent an instrument, in form and substance satisfactory to Administrative Agent, under which such owner(s) (and, if applicable, mortgagee(s)) subordinates its/his/their interests in and waives its/his/their right to distrain on or foreclose against the Collateral and agrees to allow Administrative Agent to remain on such premises to dispose of or deal with any Collateral located thereon.

      3.6 Filing Security Agreement:

            A carbon, photographic or other reproduction or other copy of this Agreement or of a financing statement is sufficient as and may be filed in lieu of a financing statement.

      3.7 Power of Attorney:

            Each of the officers of Administrative Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney and agent for Borrower (without requiring any of them to act as such) with full power of substitution to do the following: (1) endorse the name of Borrower upon any and all checks, drafts, money orders and other instruments for the payment of monies that are payable to such entity and constitute collections on Borrower's Accounts or General Intangibles; (2) execute in the name of Borrower any financing statements, security agreements, schedules, assignments, instruments, documents and statements that Borrower is obligated to give Administrative Agent hereunder or is necessary to perfect Administrative Agent's security interest or lien in the Collateral; (3) to verify validity, amount or any other matter relating to the Collateral by mail, telephone, telecopy or otherwise; and (4) after acceleration of the Obligations following an Event of Default, do such other and further acts and deeds in the name of Borrower that Administrative Agent may reasonably deem necessary or desirable to enforce any Account or other Collateral.

SECTION 4.  CLOSING, FUNDING AND CONDITIONS PRECEDENT TO CLOSING AND FUNDING

      4.1 Conditions Precedent to Closing:

            The completion of Closing is subject to satisfaction of each of the following conditions precedent (all documents to be in form and substance satisfactory to Administrative Agent and Administrative Agent's counsel):

      (a) Resolutions, Opinions, and Other Documents: Borrower shall have delivered to Administrative Agent the following (Administrative Agent acknowledging that the statements referenced in clause (vi)(A) below were delivered to Administrative Agent prior to the Closing Date and are in acceptable form, and the statements referenced in clause (vi)(B) for the year ending October 31, 1999 previously delivered to Administrative Agent were in acceptable form):

            (i) this Agreement and the Revolving Credit Notes all properly executed;

            (ii) each other Loan Document (including UCC-1 Financing Statements), required to be executed under any provision of this Agreement or any related agreement (including, without limitation, landlord and mortgagee waivers);

            (iii) certified copies of (i) resolutions of the board of directors of Borrower authorizing the execution of this Agreement, the Revolving Credit Notes to be issued hereunder and each other Loan Document required to be delivered by any Section hereof and

(ii) Borrower's Articles or Certificate of Incorporation and By-laws;

            (iv) an incumbency certificate for Borrower identifying all Authorized Officers, with specimen signatures;

            (v) a written opinion of Borrower's independent counsel addressed to Administrative Agent for the benefit of all Lenders and Issuing Bank and opinions of such other counsel (including securities counsel) as Administrative Agent deems necessary;

            (vi) (A) final year end unqualified audited financial statements for Quality King (including for such purpose Borrower and Pro's Choice) for the fiscal year ending October 31, 2000, on a combined basis;

                  (B) final year end unqualified audited financial statements for Borrower, as a division of Quality King, and final year end financial statements for each of Quality King and Pro's Choice, each for the fiscal year ending October 31, 2000 (including, without limitation, audited balance sheet of each entity and reviewed income statements for each entity) reported on by each such entity's independent certified public accountants, all on a pro forma basis as if the QKH Reorganization and the Pro's Choice Reorganization had occurred;

            (vii) certification by the chief financial officer or chief accounting officer of Borrower (or, as the case may be, chief financial officer of any other relevant entity), as of the Closing Date, that (A) there is no material litigation, judgment or judicial or administrative proceeding or investigation (governmental or otherwise, and whether criminal or civil) pending, or to the knowledge of Borrower, threatened against Borrower, Quality King or any of its Affiliates (including Pro's Choice); (B) there has not occurred any material adverse change in the financial condition, operating status, assets, liabilities or prospects of Borrower or of Quality King and its Affiliates (including Pro's Choice) from the conditions described in the most recent financial statements or projections for each such party delivered to Administrative Agent or in any additional reports, statements and/or information provided to Administrative Agent, (C) none of the information, documents or written statements, including any financial statements concerning Borrower or Quality King and its Affiliates (including Pro's Choice) and their respective finances, projections, assets or liabilities contain any untrue statements of any material fact or omissions to state any material fact necessary to make statements contained therein not misleading; (D) no Event of Default or event which, with the passage of time or the giving of notice or both, would constitute an Event of Default hereunder, has occurred and is continuing and (E) all of the conditions of this Section 4.1 have been fulfilled;

            (viii) Uniform Commercial Code, judgment, federal and state tax lien searches against Borrower, at Borrower's expense, showing that the Property of Borrower is not subject to any Liens except for Permitted Liens, together with Good Standing and Corporate Tax Lien Search Certificates showing no Liens on Borrower's Property and showing Borrower to be in good standing in each jurisdiction where the failure to so qualify is reasonably likely to have a Material Adverse Effect;

            (ix) certification by the chief financial officer or chief accounting officer of Borrower that (a) to the best of his or her knowledge, all real estate used or occupied, planned or to be used or occupied by Borrower is free of material contamination, (b) to the best of his or her knowledge, Hazardous Substances, if any, including any hazardous wastes, produced, maintained, generated, handled, disposed of, or transported by Borrower are handled in conformity with all federal and state environmental laws, and (c) Borrower has all licenses (including the New York State pharmaceutical license and all other pharmaceutical licenses) and permits necessary to operate its business.

            (x) Subordination Agreements executed by each Sub Debt Holder pursuant to which the Subordinated Debt is subordinated to the Obligations ("Subordination Agreements");

            (xi) written consent from the Prior Lender Group Agent (and the requisite lenders under the Prior Loan Agreement) to the execution and delivery of this Agreement and related agreements and an Intercreditor Agreement executed by Borrower and Prior Lender Group Agent;

            (xii) written description of Borrower's current policies and procedures concerning making Advances to Suppliers ("Supplier Advance Policies"), to be received by Administrative Agent at least ten (10) Business Days prior to the Closing Date; and

            (xiii) certified copies of or original insurance policies evidencing insurance coverage satisfactory to Administrative Agent in its sole discretion along with a standard Lender's Loss Payable and Additional Insured Endorsement issued in favor of Administrative Agent.

            (b) Additional Conditions Precedent to Closing: The following conditions shall have been satisfied:

                  (i) Borrower shall have established the Lockbox Account and the Cash Collateral Account and its primary disbursement and operating account(s) with Collection Bank, and Borrower shall have delivered a Blocked Account Agreement executed by Borrower and the respective third-party financial institution with respect to each Blocked Account;

                  (ii) Each of the warranties and representations contained in
Section 5 as well as any other section of this Agreement shall be true and correct in all material respects on the Closing Date;

                  (iii) Neither Borrower nor Quality King or any of its Affiliates (including Pro's Choice) is in violation of, or has received written notice that it is in violation of, or has knowingly caused any Person to violate, any applicable statute, regulation or ordinance of the United States of America, or any state, city, town, municipality, county or of any other jurisdiction, or of any agency or department thereof (including without limitation, environmental laws and regulations), which has caused or is reasonably likely to have a Material Adverse Effect;

                  (iv) Closing shall have been consummated under a certain Loan and Security Agreement among Pro's Choice, Mellon Bank, N.A., as administrative agent, Fleet Capital Corporation, as syndication agent and the lending institutions named as lenders therein ("Pro's Choice Loan Agreement") and a certain Amended and Restated Loan and Security Agreement among Quality King, certain of its subsidiaries as borrowers, certain of its Affiliates and subsidiaries as affiliate guarantors, Mellon Bank, N.A., as administrative agent, Fleet Capital Corporation, as syndication agent and the lending institutions named as lenders therein ("Amended and Restated Quality King Loan Agreement"), and the Pro's Choice Loan Agreement and the Amended and Restated Quality King Loan Agreement shall each have become effective and binding on the parties;

                  (v) Administrative Agent shall have approved the terms and conditions of the QKH Reorganization Documents, the Pro's Choice Reorganization Documents and the asset transfers as part of the QKH Reorganization and the Pro's Choice Reorganization shall each have been consummated;

                  (vi) Lenders with the aggregate Pro Rata Shares equal to the Maximum Revolving Credit Limit have executed this Agreement;

                  (vii) No event has occurred or condition exists which would constitute an Event of Default and Borrower shall not have taken any action or permitted any condition to exist which is or would have been prohibited by any section hereof;

                  (viii) Administrative Agent shall have completed an inspection and audit of the books and records and Property of Borrower, with the results thereof being satisfactory in all respects to Administrative Agent in its sole discretion;

                  (ix) Borrower shall have delivered an initial pro forma Borrowing Base Certificate dated as of the Closing Date, which shall be prepared assuming that all the conditions to effectiveness listed in this section 4.1 and all the conditions to Funding listed in Section 4.2 hereof have occurred, including the closing and consummation of a Qualified IPO with Net Proceeds of $125,000,000 (prior to any distributions to shareholders), evidencing that after consideration (without deferral) of and giving effect to all closing disbursements, costs and fees (including, without limitation those associated with the Qualified IPO, regardless of whether completed, billed, due or paid), Expenses and all other then current obligations and taxes and all planned initial Advances under the Revolving Credit, Borrower has a Borrowing Availability of at least $60,000,000.

      4.2 Conditions Precedent to Funding:

            Notwithstanding the execution, delivery and effectiveness of this Agreement, Lenders shall have no obligation to make any Advance under the Revolving Credit until the following conditions have been satisfied, as determined by Administrative Agent in its reasonable discretion:

      (a) Closing of Qualified IPO: Borrower shall have consummated and closed a Qualified IPO, the Net Proceeds of which (exclusive of any proceeds resulting from any exercise of an underwriters option to acquire additional shares) shall be no less than $125,000,000 and of which at least $100,000,000 shall be retained by Borrower, provided that if the Net Proceeds exceed or equal $151,000,000, the amount retained by Borrower shall be at least $111,000,000 plus the excess of Net Proceeds over $151,000,000 (exclusive of any proceeds being used for the Permitted Sub Debt Prepayment).

      (b) Payment of Fees: Administrative Agent shall have received payment from Borrower of all Fees required to be paid on or before the Funding Date pursuant to the terms hereof or of the Fee Letters and all Expenses associated with the Revolving Credit incurred to the Funding Date.

      (c) Minimum Availability: Borrower shall have delivered an initial borrowing base certificate dated the Funding Date evidencing that, after consideration (without deferral) of and after giving effect to all closing disbursements, costs and fees (including, without limitation those associated with the Qualified IPO, regardless of whether completed, billed, due or paid), Expenses, and all other then current obligations and taxes and all initial Advances under the Revolving Credit, Borrower has a Borrowing Availability of at least $65,000,000, provided that, if the Net Proceeds of the Qualified IPO are less than $151,000,000, the Borrowing Availability shall be at least $60,000,000.

      (d) Tangible Net Worth: After giving effect to the Qualified IPO (and any Permitted Sub Debt Prepayment then intended to be made), the opening tangible net worth, plus Subordinated Debt of Borrower, shall be at least $117,000,000, of which no less than $45,000,000 thereof shall be equity (not Subordinated
Debt). If the Net Proceeds of the Qualified IPO equal or exceed $151,000,000, the opening tangible net worth plus Subordinated Debt must at least equal the sum of (i) $128,000,000 plus (ii) the excess of Net Proceeds of the Qualified IPO over $151,000,000, of which no less than $58,000,000 thereof shall be equity plus the amount, if any, of any Net Proceeds of the Qualified IPO over $151,000,000. All minimum equity numbers set forth in this clause (d) shall be increased by the full proceeds of any exercise of an underwriter's option to acquire additional shares.

      (e) Payoff Letters: Administrative Agent shall have received a payoff letter/termination agreement from the Prior Lending Group Agent, acceptable to Administrative Agent, stating under what conditions Borrower shall be released from any and all liabilities and obligations under the Prior Loan Agreement, and the existing liens of the Prior Lending Group Agent against Property of Borrower shall be terminated.

      (f) Funding of Pro's Choice Loan Agreement and Quality King Loan
Agreement: All conditions to the initial funding shall have occurred under each of the Pro's Choice Loan Agreement and the Amended and Restated Quality King Loan Agreement and funding shall have occurred thereunder.

      (g) Release of Prior Lender Group Agent's Liens: Borrower shall have been released from any and all obligations to Prior Lender Group Agent and the lenders named in the Prior Loan Agreement, and Borrower shall have provided Administrative Agent with all instruments and documents, including UCC-3 termination statements, which Administrative Agent shall deem necessary and desirable to terminate any and all existing Liens of the Prior Lender Group Agent against any of Borrower's Property (including the Collateral).

      (h) Absence of Certain Events: At the Funding Date, no Event of Default hereunder shall have occurred and be continuing, and no event shall have occurred and be continuing which, with the passage of time, or the giving of notice, or both, would constitute an Event of Default hereunder.

      (i) Warranties and Representations at Funding: Each of the warranties and representations contained in Section 5 as well as any other Section of this Agreement shall be true and correct in all material respects on the Funding Date with the same effect as though made on and as of that date. Borrower shall not have taken any action or permitted any condition to exist which is or would have been prohibited by any Section hereof.

      (j) Compliance with this Agreement: Borrower shall have performed and complied with all agreements, covenants and conditions contained herein including, without limitation, the provisions of Sections 6 and 7 hereof, which are required to be performed or complied with by Borrower before or on the Funding Date.

      (k) Officer's Funding Certificate: Administrative Agent shall have received a certification by the chief financial officer or chief accounting officer of Borrower (or, as the case may be, the chief financial officer of any other relevant entity), as of the Funding Date, that (A) there is no material litigation, judgment or judicial or administrative proceeding or investigation (governmental or otherwise, and whether criminal or civil) pending, or to the knowledge of Borrower, threatened against Borrower, Quality King or any of its Affiliates (including Pro's Choice); (B) there has not occurred any material adverse change in the financial condition, operating status, assets, liabilities or prospects of Borrower or of Quality King and its Affiliates (including Pro's Choice) from the conditions described in the most recent financial statements for each such party delivered to Administrative Agent or in any additional reports, statements and/or information provided to Administrative Agent or from the Closing Date, (C) none of the information, documents or written statements, including any financial statements concerning Borrower or Quality King and its Affiliates (including Pro's Choice) and their respective finances, projections, assets or liabilities contain any untrue statements of any material fact or omissions to state any material fact necessary to make statements contained therein not misleading; (D) no Event of Default or event which, with the passage of time or the giving of notice or both, would constitute an Event of Default hereunder, has occurred and is continuing and (E) all of the conditions of this
Section 4.2 have been fulfilled;

      (l) Funding Date: If the Funding Date has not occurred by 1:00 P.M. Eastern time, on the earlier of (i) 15 days after the Closing Date, (ii) 15 days after the Spin Off, or (iii) July 15, 2001, this Agreement and all other Loan Documents among Borrower and Administrative Agent and/or Lenders shall become null and void and of no further force and effect and all obligations if any, of Lenders to make Advances shall terminate. Notwithstanding any of the foregoing, the failure of the Funding Date to occur by 1:00 P.M. Eastern time, on July 15, 2001 shall not have any effect whatsoever upon the Prior Loan Agreement and any documents, instruments or agreements executed and/or delivered by Borrower in connection therewith.

      (m) Debt Allocation Agreement: Administrative Agent, Borrower, Pro's Choice, Quality King and the respective administrative agents for the Amended and Restated Quality King Credit Facility and the Pro's Choice Credit Facility shall have entered into an agreement setting forth the amount of the indebtedness outstanding under the Prior Loan Agreement respectively allocated to each of Borrower, Pro's Choice and Quality King as of the Funding Date.

      4.3 Non-Waiver of Rights:

            By completing the Closing and/or the making of the initial Advance hereunder, or by making any subsequent Advance hereunder, Administrative Agent and Lenders do not thereby waive a breach of any warranty or representation made by Borrower hereunder or any agreement, document, or instrument delivered to Administrative Agent and Lenders or otherwise referred to herein and any claims and rights of Administrative Agent resulting from any breach or misrepresentation by Borrower are specifically reserved by Administrative Agent and Lenders.

SECTION 5.  REPRESENTATIONS AND WARRANTIES

      To induce Lenders and Issuing Bank to make the initial Advances under the Revolving Credit to Borrower, Borrower warrants and represents to Administrative Agent, Issuing Bank and Lenders that:

      5.1 Corporate Organization and Validity:

            (a) Borrower is a corporation, duly organized and validly existing under the laws of its state of incorporation, is duly qualified, is validly existing and in good standing and has lawful power and authority to engage in the business it conducts in each state where the nature and extent of its business requires qualification, except where the failure to so qualify would not have or be reasonably likely to have a Material Adverse Effect. A list of all states and other jurisdictions where Borrower is qualified to do business is attached hereto as Schedule 5.1 and made a part hereof.

            (b) The making and performance of this Agreement and related agreements, and each document required by any Section hereof will not violate any law, government rule or regulation, or the charter, minutes or bylaw provisions of Borrower, or violate or result in a default (immediately or with the passage of time) under any contract, agreement or instrument to which Borrower is a party or is bound, except, in the case of any law, rule, regulation, contract, agreement or instrument, for such violations and defaults which separately or collectively would not have or be reasonably likely to have a Material Adverse

Effect. To the best of Borrower's knowledge, Borrower is not in violation of or has not knowingly caused any Person to violate any term of any agreement or instrument to which it is a party or by which it may be bound or of its charter, minutes or its bylaws which violation has caused or is reasonably likely to have a Material Adverse Effect.

            (c) Borrower has all requisite corporate power and authority to enter into and perform this Agreement and to incur the obligations herein provided for, and has taken all proper and necessary corporate action to authorize the execution, delivery and performance of this Agreement, and the documents and related agreements required hereby.

            (d) This Agreement, the Revolving Credit Notes and all related agreements and documents required to be executed and delivered by Borrower hereunder, when delivered, will be valid and binding upon Borrower, and enforceable in accordance with their respective terms.

      5.2 Places of Business:

            The only places of business of Borrower, and the places where Borrower keeps and intends to keep its Property and records concerning its Property, are at the addresses listed in Schedule 5.2 attached hereto and made a part hereof.

      5.3 Pending Litigation:

            There are no judgments or judicial or administrative orders, proceedings or investigations (civil or criminal) pending, or to the knowledge of Borrower, threatened, against Borrower in any court or before any governmental authority or arbitration board or tribunal except as shown in
Schedule 5.3 attached hereto and made a part hereof, none of which has caused or is reasonably likely to have Material Adverse Effect. Borrower is not in default with respect to any order of any court, governmental authority, regulatory agency or arbitration board or tribunal, the existence or result of which has caused or is reasonably likely to have a Material Adverse Effect. No executive officer of Borrower has been indicted or convicted in connection with or is engaging in any criminal conduct, or is currently subject to any lawsuit or proceeding or under investigation in connection with any anti-racketeering or other conduct or activity.

      5.4 Title to Properties:

            Borrower has good and marketable title in fee simple (or its equivalent under applicable law) to all the Property it purports to own, free from Liens and free from the claims of any other Person, except for Liens granted to Administrative Agent hereunder, Permitted Liens and those Liens set forth on Schedule 5.4 attached hereto and made a part hereof.

      5.5 Governmental Consent and Other Consents:

            Neither the nature of Borrower or of its business or Property, nor any relationship between Borrower and any other Person, nor any circumstance affecting


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
Borrower in connection with the issuance or delivery of this Agreement or the other Loan Documents, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any governmental authority or any other third party on the part of Borrower in connection with the execution and delivery of this Agreement or the issuance or delivery of the other Loan Documents or the consummation of the Qualified IPO or QKH Reorganization.

      5.6 Taxes:

            All tax returns required to be filed by Borrower in any jurisdiction have in fact been filed, and all taxes, assessments, fees and other governmental charges upon Borrower, or upon any of its Property, income or franchises, which are shown to be due and payable on such returns have been paid, except for those taxes being contested in good faith with due diligence by appropriate proceedings for which appropriate reserves have been maintained under GAAP. Borrower is not aware of any proposed additional tax assessment or tax to be assessed against or applicable to Borrower which has caused or is reasonably likely to have a Material Adverse Effect.

      5.7 Financial Statements:

            The audited financial statements of Borrower (as a division of Quality King) as of October 31, 2000 as well as the audited financial statements of Quality King as of October 31, 2000 and the compiled combined and combining financial statements of Quality King as of October 31, 2000, all accompanied by reports therein from such entities' independent certified public accountants, (complete copies of all of which have been delivered to Administrative Agent), have been prepared in accordance with GAAP and present fairly in all material respects the financial position of each such respective entity as of such date and the results of its operations for such period. The fiscal year for Borrower currently ends October 31 of each year. Borrower's federal tax identification number is as listed on Schedule 5.7 attached hereto and made a part hereof.

      5.8 Full Disclosure:

            Neither the financial statements referred to in Section 5.7, nor this Agreement or related agreements and documents or any written statement furnished by Borrower to Administrative Agent in connection with the negotiation of the Revolving Credit or contained in any financial statements or documents relating to Borrower contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading.

      5.9 Subsidiaries:

            Borrower has no Subsidiaries or Affiliates, except as listed on
Schedule 5.9 attached hereto and made a part hereof.

      5.10 Guarantees, Contracts, etc.:

                  (a) Borrower does not own or hold equity or long term debt investments in, does not have any outstanding advances to or serve as guarantor, surety or accommodation maker for the obligations of, or have any outstanding borrowings from, any Person, or has not entered into any leases for real or personal property (whether as landlord or tenant), except for (i) existing advances to Suppliers as listed as of _____________, 2001 on Schedule 5.10(a) attached hereto and (ii) those other existing advances, investments, borrowings, leases and guarantees listed as of _____________, 2001 on Schedule 5.10(b) attached hereto. All contra Accounts of Borrower in existence as of the Closing Date are listed on Schedule 5.10(c) attached hereto.

                  (b) Borrower is not a party to any contract or agreement, or subject to any charter or other corporate restriction, which has caused or is reasonably likely to have a Material Adverse Effect.

                  (c) Except as otherwise specifically provided in this Agreement, Borrower has not agreed or consented to cause or permit any of its Property whether now owned or hereafter acquired to be subject in the future (upon the happening of a contingency or otherwise) to a Lien not permitted by this Agreement.

         5.11     Government Regulations, etc.:

                  (a) The use of the proceeds of and Borrower's issuance of the Revolving Credit Notes will not directly or indirectly violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, Regulations U, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. Borrower does not own or intend to carry or purchase any "margin stock" within the meaning of said Regulation U.

                  (b) Borrower has obtained all licenses, permits, franchises or other governmental authorizations necessary for the ownership of its Property and for the conduct of its business, except where the failure to obtain is not reasonably likely to have a Material Adverse Effect.

                  (c) As of the date hereof, no employee benefit plan ("Pension Plan"), as defined in Section 3(2) of ERISA, maintained by Borrower or under which Borrower could have any liability under ERISA (i) has failed to meet the minimum funding standards established in Section 302 of ERISA, (ii) has failed to comply in all material respects with all applicable requirements of ERISA and of the Internal Revenue Code, including all applicable rulings and regulations thereunder which would subject Borrower to any material liability, (iii) has engaged in or been involved in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code which would subject Borrower to any material liability, or (iv) has been terminated if such termination would subject Borrower to any material liability. Except as shown on Schedule 5.11 attached hereto and made part hereto, Borrower has not assumed, or received notice of a claim asserted against Borrower for, withdrawal liability (as defined in Section 4207 of ERISA) with respect to any Multiemployer Pension Plan (as defined in Section 4001(a)(3) of ERISA) and is not a member of any Controlled Group (as defined in ERISA). Borrower has timely made all contributions when due with respect to any Multiemployer Pension Plan (as defined in Section 4001(a)(3) of ERISA) in which it participates and no event has occurred triggering a claim against Borrower for withdrawal liability with respect to any Multiemployer Pension Plan (as defined in Section 4001(a)(3) of ERISA) in which Borrower participates. All Pension Plans and Multiemployer Pension Plan (as defined in
Section 4001(a)(3) of ERISA) in which Borrower participates are listed on
Schedule 5.11.

                  (d) Borrower is not in violation of, has not received written notice that it is in violation of, and has not knowingly caused any Person to violate, any applicable statute, regulation or ordinance of the United States of America, or of any state, city, town, municipality, county or of any other jurisdiction, or of any agency, or department thereof, (including without limitation, environmental laws and regulations), which has caused or is reasonably likely to have a Material Adverse Effect.

                  (e) Borrower is current with all reports and documents required to be filed with any state or federal securities commission or similar agency and is in full compliance in all material respects with all applicable rules and regulations of such commissions.

         5.12     Business Interruptions:

                  Within five (5) years prior to the date hereof, none of the business, Property or operations of Borrower have been materially and adversely affected in any way by any casualty, strike, lockout, combination of workers, order of the United States of America, or any state or local government, or any political subdivision or agency thereof, directed against Borrower. There are no pending or threatened labor disputes, strikes, lockouts or similar occurrences or grievances affecting the business being operated by Borrower.

         5.13     Names:

                  Within five (5) years prior to the Closing Date, Borrower has not conducted business under or used any other name (whether corporate or assumed) except for the names shown on Schedule 5.13, attached hereto and made a part hereof. Borrower is the sole owner of all names listed on such Schedule
5.13 and, to the best of Borrower's knowledge, any and all business done and all invoices issued in such trade names are Borrower's sales, business and invoices. Each trade name of Borrower represents a division or trading style of Borrower and not a separate corporate subsidiary or affiliate or independent entity.

         5.14     Other Associations:

                  Borrower is not engaged or has no interest in any joint venture or partnership with any other Person, except as described on Schedule
5.14 hereto and made a part hereof.

         5.15     Environmental Matters:

         To the best of Borrower's knowledge:

                  (a) There are no Hazardous Substances present on any of the real property that is or is planned to be occupied by Borrower or on which Borrower conducts or plans to conduct any operations or has or plans to have its personal property ("Real Property"), nor are there nor has there been any on-site spills, releases, discharges, disposal or storage of Hazardous Substances on any of such Real Property nor are there or has there been any other material environmental contamination of any kind on any of such Real Property.

                  (b) There are no, nor have there been any, spills, releases, discharges or disposal of Hazardous Substances on any Real Property as a result of the conduct, action or activities of Borrower or Quality King or its Affiliates.

                  (c) All Hazardous Substances, including any hazardous wastes, generated, maintained, transported by or on behalf of or disposed of by or on behalf of Borrower or prior to the date hereof by Quality King are and have been maintained, handled, transported and disposed of in conformity with all federal, state and local environmental laws.

                  (d) Neither Borrower nor Quality King has received within the past five (5) years any notice, citation, report or writing notifying such entity that it is in violation in any material respect of any federal or state statute, rule or regulation dealing with the creation, use, maintenance, disposition or transportation of Hazardous Substances or otherwise dealing with the environment or is being investigated for possible violation of any such statute.

                  (e) As used herein, the term "Hazardous Substances" means any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, by any environmental statute, rule or regulation of any governmental entity presently in effect and applicable to such real property.

         5.16     Regulation O:

                  No director, executive officer, principal shareholder or partner of Borrower is a director, executive officer or principal shareholder of any Lender. For the purposes hereof the terms "director" (when used with reference to a Lender), "executive officer" and "principal shareholder" have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

         5.17     Capital Stock:

                  All of the Capital Stock of Borrower has been duly and validly authorized and issued and is fully paid and non-assessable and has been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all Federal and state laws and the rules and regulations of all regulatory bodies thereof governing the sale and delivery of securities. The initial public offering to be completed and closed by Borrower as a condition to Funding hereunder has been and will be conducted under and in full accordance and compliance with the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission and all other federal and state securities laws. Except for the rights and obligations set forth in Schedule 5.17, there are no subscriptions, warrants, options, calls, commitments, rights or agreements by which Borrower or any of the shareholders of Borrower is bound relating to the issuance, transfer, voting or redemption of shares of its

Capital Stock or any pre-emptive rights held by any Person with respect to the shares of Capital Stock of Borrower. Except as set forth in Schedule 5.17, Borrower has not issued any securities convertible into or exchangeable for shares of its Capital Stock or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

         5.18     Solvency:

                  Borrower is solvent, able to pay its debts as they become due, and has capital sufficient to carry on its businesses and all businesses in which it is to engage, and now owns Property having a value both at fair valuation and at present fair salable value greater than the amount required to pay its debts. Borrower will not be rendered insolvent by the execution and delivery of this Agreement or any of the other documents executed in connection with this Agreement or by the transactions contemplated hereunder or thereunder or by the consummation of the QKH Reorganization.

         5.19     Patents, Trademarks, Etc.:

                  (a) All trademarks, patents or copyrights which Borrower uses, plans to use or has a right to use are listed on Schedule 5.19(a) attached hereto and made a part hereof. Borrower to the best of its knowledge, is the sole owner of such Property except to the extent any other Person has claims or rights in such Property, as such claims and rights are described on such
Schedule 5.19(a). To the best of Borrower's knowledge, Borrower is not in violation of any rights of any other Person with respect to such Property.

                  (b) Borrower does not require any patents, trademarks or other intellectual property, or license(s) in order to sell Inventory in the ordinary course of business, other than (i) the patents, trademarks or other intellectual property listed on Schedule 5.19(a), and (ii) licenses to Borrower from any other Person allowing Borrower to sell certain merchandise listed on Schedule 5.19(b) attached hereto (copies of such license agreements having been delivered to Administrative Agent) and (b) Administrative Agent will not require any patents, trademarks or other intellectual property or any licenses to use the same in order to sell any of such Inventory after the occurrence of an Event of Default, except any such license as may be required under applicable law to sell controlled substances or narcotics. Borrower is in possession of all source and object codes related to each piece of software used in its business (other than source and object codes for shrink wrap licensed software or mass market software (e.g., Microsoft Word, Microsoft Windows and Corel WordPerfect)) and is the creator and owner of, or, as identified on Schedule 5.19(b), holds a license to use and enjoy the benefits of, all such software and codes.

         5.20     Investment Company:

                  Borrower is not an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, nor is Borrower controlled by such a company.

         5.21     Consummation of QKH Reorganization:

                  The QKH Reorganization has been or when fully consummated on the date of the Spin Off will have been fully consummated in accordance with the terms and conditions of the QKH Reorganization Documents and in full compliance with any and all federal, state, and local laws that may be applicable. The QKH Reorganization Documents constitute a valid, binding and enforceable obligation of the parties thereto. True and complete copies of all the QKH Reorganization Documents have been delivered to Administrative Agent, and no default or event of default has occurred under any of the QKH Reorganization Documents.

SECTION 6. AFFIRMATIVE COVENANTS

         Borrower covenants that until all of the Obligations to Lenders are paid and satisfied in full and the Revolving Credit and each Letter of Credit has been terminated:

         6.1      Payment of Taxes and Claims:

                  Borrower shall pay, before they become delinquent,

                  (a) all taxes, assessments and governmental charges or levies imposed upon it or upon Borrower's Property and

                  (b) all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons entitled to the benefit of statutory or common law Liens,

which, if unpaid, would result in the imposition of a Lien upon its Property; provided, however, that Borrower shall not be required to pay any such tax, assessment, charge, levy, claim or demand if the amount, applicability or validity thereof shall at the time be contested in good faith and by appropriate proceedings by Borrower, and if Borrower shall have set aside on its books adequate reserves in respect thereof, in accordance with GAAP; which deferment of payment is permissible so long as no Lien other than a Permitted Lien has been entered and Borrower's title to, and its right to use, its Property are not materially adversely affected thereby.

         6.2      Maintenance of Properties and Corporate Existence:

                  (a) Property - Borrower shall maintain its Property in good condition and make all necessary renewals, replacements, additions, betterments and improvements thereto and will pay and discharge when due the cost of repairs and maintenance to its Property, all as in the judgment of Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

                  (b) Property Insurance - Borrower shall maintain insurance on all insurable tangible Property against fire, flood, casualty and such other hazards (including, without limitation, extended coverage, workmen's compensation, boiler and machinery) in such amounts, with such deductibles and with such insurers as are customarily used by companies operating in the same industry as Borrower and acceptable to Administrative Agent. At or prior to Closing, Borrower shall furnish Administrative Agent with copies of original policies of insurance certified as true and correct and being in full force and effect as of the Closing Date or such other evidence of insurance as Administrative Agent may require. In the event Borrower fails to procure or cause to be procured any such insurance or to timely pay or cause to be paid the premium(s) on any such insurance, Administrative Agent (for the ratable benefit of Lenders) may, in its discretion, do so for Borrower, but Borrower shall continue to be liable for the same. The policies of all such casualty insurance shall contain standard Lender's Loss Payable Clauses issued in favor of Administrative Agent (for the ratable benefit of Lenders) indicating that Administrative Agent is sole Lender Loss Payee, under which all losses thereunder shall be paid to Administrative Agent (for the ratable benefit of Lenders) as Administrative Agent's interest may appear. Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without thirty (30) days prior written notice to Administrative Agent and shall insure Lenders notwithstanding the act or neglect of Borrower. Borrower hereby appoints Administrative Agent as Borrower's attorney-in-fact, exercisable at Administrative Agent's option to endorse any check which may be payable to Borrower, and to file proofs of loss with respect to any insurance claims, in order to collect the proceeds of such insurance and any amount or amounts collected by Administrative Agent pursuant to the provisions of this paragraph may be applied by Administrative Agent, in its discretion, to the Obligations. Borrower further covenants that all insurance premiums owing under its current casualty policy have been paid. Borrower also agrees to notify Administrative Agent, promptly, upon any receipt of a notice of termination, cancellation, or non-renewal from its insurance company of any such policy.

                  (c) Public and Products Liability Insurance - Borrower shall maintain, and shall deliver to Administrative Agent upon Administrative Agent's request evidence of, public liability, products liability and business interruption insurance in such amounts as is customary for companies in the same or similar businesses located in the same or similar area as Borrower and acceptable to Administrative Agent.

                  (d) Financial Records - Borrower shall keep current and accurate books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP. Borrower shall not change its fiscal year end date without the prior written consent of Administrative Agent which consent shall not be unreasonably withheld.

                  (e) Corporate Existence and Rights - Borrower shall do (or cause to be done) all things necessary to preserve and keep in full force and effect its existence, good standing, rights, licenses and franchises.

                  (f) Compliance with Laws - Borrower shall be in compliance with any and all laws, ordinances, governmental rules and regulations, and court or administrative orders or decrees to which it is subject, whether federal, state or local, (including without limitation environmental or environmental related laws, statutes, ordinances, rules, regulations and notices), and shall obtain and maintain any and all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its Property or to the conduct of its businesses, except where such violation or failure to obtain will not have or be reasonably likely to have a Material Adverse Effect. Borrower shall timely satisfy all assessments, fines, costs and penalties imposed by any governmental body against Borrower or any Property of Borrower subject to the provisions of
Section 6.1 above.

         6.3      Business Conducted:

                  Borrower shall continue in the business presently operated by it using its best efforts to maintain its customers and goodwill. Borrower shall not engage, directly or indirectly, in any material respect in any line of business substantially different from the businesses conducted by the Borrower immediately prior to the Closing Date, unless such line of business is reasonably related to such business so conducted prior to the Closing Date.

         6.4      Litigation and Investigations:

                  Notwithstanding any other undertaking or provision herein, Borrower shall give prompt notice to Administrative Agent of (but in any event, within 3 days of Borrower becoming aware of) (a) any litigation claiming in excess of $1,000,000 from Borrower, (b) any such litigation claiming in excess of $250,000 which causes all then outstanding claims against Borrower, in the aggregate, to be or continue to be in excess of $2,500,000, and (c) such other claims, or administrative or governmental investigations against Borrower, the existence or result of any of which (if determined adversely to Borrower) will have or is reasonably likely to have a Material Adverse Effect.

         6.5      Taxes:

                  (a) Notwithstanding any other provision of this Agreement other than 6.5(f) and (g), any and all payments by Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imports or withholding taxes, and all liabilities with respect thereto, excluding taxes imposed on Administrative Agent's or any Lender's net income and franchise taxes imposed on Administrative Agent or any Lender by the United States or any jurisdiction under the laws of which it is organized or in which an office is located or any political subdivision thereof (all such nonexcluded taxes, levies, imports, withholding taxes and liabilities being hereinafter referred to as "Taxes"). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or Administrative Agent (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6.5) such Lender or Administrative Agent shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant taxing authority or other governmental authority in accordance with applicable law.

                  (b) In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, filing, recording, or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

                  (c) Borrower will indemnify each Lender and Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 6.5) paid by such Lender or Administrative Agent in respect of any and all payments made by Borrower hereunder, as the case may be, and any liability (including penalties, interest and expenses other than those resulting from the failure of a Lender or Administrative Agent to pay any Taxes or Other Taxes for which it shall have received an indemnity payment hereunder) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made promptly after the date any Lender or Administrative Agent, as the case may be, makes written demand therefor. If a Lender or Administrative Agent shall become aware that it is entitled to receive a refund it shall notify Borrower and shall, promptly after receipt of a request by Borrower, apply for and pursue such a refund at Borrower's expense. If any Lender or Administrative Agent receives a refund in respect of any Taxes or Other Taxes for which such Lender or Administrative Agent has received payment from Borrower hereunder it shall promptly upon receipt repay such refund to Borrower without interest, except to the extent interest shall have accompanied such refund, provided that Borrower, upon the request of such Lender or Administrative Agent, agrees to return such refund (plus penalties, interest or other charges) to such Lender or Administrative Agent in the event such Lender or Administrative Agent is required to repay such refund.

                  (d) Within forty five (45) days after the date of any payment of Taxes or Other Taxes withheld by Borrower in respect of any payment to any Lender or Administrative Agent, Borrower will furnish to Administrative Agent, the original or a certified copy of a receipt evidencing payment thereof.

                  (e) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 6.5 shall survive the payment in full of principal and interest hereunder.

                  (f) On or prior to the date it becomes a party to this Agreement, each Lender that is organized outside of the United States shall deliver to Borrower such certificates, documents or other evidence, as required by the Internal Revenue Code ("Code") or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form 4224 or 1001 and any other certificate or statement or exemption required by Treasury Regulation Section 1.1441-4(a) or Section 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Lender establishing that such payment is (i) not subject to withholding under the Code because such payment is effectively connected with the conduct by such Lender of a trade or business in the United States or (ii) totally exempt from United States Federal withholding tax under a provision of an applicable tax treaty. In addition, each such Lender shall, if legally able to do so, thereafter deliver such certificates, documents or other evidence from time to time establishing that payments received hereunder are not subject to such withholding upon receipt of a written request therefor from Borrower or Administrative Agent. Unless Borrower and Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under the Revolving Credit Notes are not subject to United States Federal withholding tax under an applicable tax treaty, Borrower or Administrative Agent shall withhold taxes from such payments at the applicable statutory rate.

                  (g) Borrower shall not be required to pay any additional amounts to any Lender in respect of United States Federal withholding tax pursuant to this Section 6.5 if the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to deliver the certificate, documents or other evidence specified in this Section 6.5 unless such failure is attributable to (i) a change in applicable law, regulation or official interpretation thereof or (ii) an amendment or modification to or a revocation of any applicable tax treaty or a change in official position regarding the application or interpretation thereof, in each case on or after the date such Lender becomes a party to this Agreement.

                  (h) Any Lender claiming any additional amounts payable pursuant to this Section 6.5 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by Borrower or to change the jurisdiction of its applicable lending office if the making of such filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not result in the incurrence by such Lender of any cost for which Borrower do not provide such security or indemnity as may be reasonably required by the Lender to indemnify it in full for such cost and would not in the judgment of such Lender be otherwise disadvantageous to it. Each Lender agrees with reasonable promptness to notify Borrower of any determination which it shall make to make any claim for additional amounts payable pursuant to this Section 6.5.

                  (i) In the event any Lender (other than Fleet or Mellon) shall make any claim for the payment of additional amounts under this Section 6.5, Borrower may require such Lender to assign (in accordance with Section 9.16) its interests, rights and obligations hereunder (including its Pro Rata Share and the Loans at the time owing to it and the Revolving Credit Note held by it), pursuant to an Assignment and Acceptance, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (ii) Borrower shall have received the written consent of Administrative Agent to such assignment, which shall not be unreasonably withheld or delayed and (iii) such Lender shall have been paid all amounts owed to it hereunder and under the other Loan Documents.

         6.6      Bank Accounts:

                  Borrower shall maintain its main depository and disbursement account(s) with the Collection Bank.

         6.7      Pension Plans:

                  Borrower will (a) fund all its Pension Plan(s) in a manner that will satisfy the minimum funding standards of Section 302 of ERISA, or will promptly satisfy any accumulated funding deficiency that arises under Section 302 of ERISA, (b) furnish Administrative Agent, promptly upon Administrative Agent's request of the same, with copies of all reports or other statements filed with the United States Department of Labor, the PBGC or the IRS with respect to all Pension Plan(s), or which Borrower or any member of a Controlled Group, may receive from the United States Department of Labor, the IRS or the PBGC, with respect to all such Pension Plan(s), and (c) promptly advise Administrative Agent of the occurrence of any reportable event (as defined in Section 4043 of ERISA, other than a reportable event for which the thirty (30) day notice requirement has been waived by the PBGC) or prohibited transaction (under Section 406 of ERISA or Section 4975 of the Internal Revenue Code) with respect to any such Pension Plan(s) and the action which Borrower proposes to take with respect thereto. Borrower will make all contributions when due with respect to any Multiemployer Pension Plan (as defined in Section 4001(a)(3) of ERISA) in which it participates and will promptly advise Administrative Agent (i) upon its receipt of notice of the assertion against Borrower of a claim for withdrawal liability,
(ii) upon the occurrence of any event which, to the best of Borrower's knowledge, would trigger the assertion of a claim for withdrawal liability against Borrower, and (iii) upon the occurrence of any event which, to the best of Borrower's knowledge, would place Borrower in a Controlled Group as a result of which any member (including Borrower) thereof may be subject to a claim for withdrawal liability, whether liquidated or contingent.

         6.8      Warranties for Future Advances:

                  Each request by Borrower for an Advance under the Revolving Credit in any form following the Funding Date shall constitute an automatic representation and warranty by Borrower to the effect that as of the date of such request and after giving effect to the requested Advance:

                  (a) No event or condition which constitutes a Material Adverse Effect with respect to Borrower has occurred since the date of delivery of Borrower's most recent financial statements.

                  (b) No Event of Default which has not been cured or waived, or event or condition which with the giving of notice or passage of time, or both, would constitute an Event of Default, then exists;

                  (c) Each Advance is within and complies with the terms and conditions of this Agreement including without limitation the notice provisions contained in Section 2.3 hereof;

                  (d) No Lien, other than Permitted Liens, including, without limitation, any federal tax Lien, has been imposed on Borrower which may, in any way, take priority over Administrative Agent's and/or Lenders' security interests in or Liens on any Collateral; and

                  (e) Each representation and warranty set forth in Section 5 of this Agreement is then true and correct in all material respects; provided that Borrower shall, within ten (10) days of the end of each quarter (or more frequently if the applicable information is required to be provided more frequently under another provision of this Agreement), update, in writing to Administrative Agent, Schedules 5.1, 5.3, 5.9, 5.10(a), 5.10(b), 5.11, 5.14, 5.17 and 5.19 so that such Schedules accurately reflect the state of Borrower's affairs as of the last day of the immediately preceding quarter end (or, if applicable, other more frequent period), and provided further that any such updated Schedules which do not reflect events or conditions which constitute violations of Section 6 or 7 hereof or otherwise reflect any Material Adverse Effect shall not be deemed a violation of Borrower's warranty under this Section 6.8(e).

         6.9      Financial Covenants:

                  (a) Borrower shall maintain and comply with the following financial covenants as reflected on and computed from their financial statements:

                           (i) Liabilities to Tangible Net Worth Ratio: Borrower
shall have and maintain at all times a Liabilities to Tangible Net Worth Ratio of not more than 3.00 to 1.00.

                           (ii) Capital Expenditures: Borrower shall not expend,
in the aggregate, for Capital Expenditures more than $3,000,000 per fiscal year, beginning with the fiscal year ending October 31, 2001.

                           (iii) Inventory Turnover Ratio: Borrower shall have
an Inventory Turnover Ratio, measured as of the last day of each fiscal quarter, of at least 3.25 to 1.00 commencing with the fiscal quarter ending April 30, 2001 and each fiscal quarter thereafter through and including the fiscal quarter ending October 31, 2002, and 3.00 to 1.00 thereafter.

                           (iv) Interest Coverage Ratio: Borrower shall have an
Interest Coverage Ratio, measured as of the last day of each fiscal quarter, of at least 1.75 to 1.00 for the fiscal quarter ending April 30, 2001, 2.00 to 1.00 for the fiscal quarters ending July 31, 2001 and October 31, 2001, 2.25 to 1.00 commencing with the fiscal quarter ending January 31, 2002 and each fiscal quarter thereafter through and including the fiscal quarter ending April 30, 2003, and 2.50 to 1.00 thereafter.

                           (v) Advances to Suppliers: Borrower shall not have at
any time aggregate outstanding Advances to Suppliers in excess of $20,000,000; provided, however, that within such overall limit outstanding Advances to Suppliers, who have an annual revenue of $500,000,000 or less per annum, shall not exceed $3,000,000 in the aggregate.

                           (vi) Current Ratio: Borrower shall have and maintain
at all times a Current Ratio of at least 1.25 to 1.00.

                           (vii) Minimum Tangible Net Worth: Borrower shall
have, as of and at all times after the Funding Date, a minimum Tangible Net Worth (plus Subordinated Debt), of not less than Borrower's Tangible Net Worth (plus Subordinated Debt) as of the

Funding Date after giving effect to the consummation of the Qualified IPO (and any Permitted Sub Debt Prepayment) and further provided that the minimum Tangible Net Worth (plus Subordinated Debt) required pursuant to this Section shall permanently increase by an amount equal to 50% of Borrower's annual Net Income (without deduction at any time for any Net Loss), commencing with the fiscal year ending October 31, 2001.

                  (b) In the event that the default rate of interest has been instituted as a result of Borrower's failure to comply with any of the financial covenants set forth in Sections 6.9(a)(i) through 6.9(a)(vii), as of the end of any fiscal quarter, Borrower shall be entitled to have the contractual interest rate otherwise applicable hereunder (and not the default rate) to be reinstated thirty (30) days after Administrative Agent's receipt of written notice from Borrower requesting the reinstatement of the contractual interest rate, accompanied by the financial statements and compliance certificate for the fiscal quarter immediately following the fiscal quarter in which such Event of Default occurred, so long as (i) neither the financial statements nor compliance certificate for such fiscal quarter reflect a violation of any financial covenant(s) as of the last day of such fiscal quarter, (ii) no other Event of Default is outstanding as of the end of such thirty (30) day period, and (iii) no acceleration of the Obligations has occurred as of the end of such thirty
(30) day period. Nothing contained in the preceding sentence shall at any time create or be deemed to constitute a waiver of or commit Lenders to waive (A) any financial covenant violation regardless of the applicability or non-applicability of the default rate of interest or (B) the applicability of the default rate of interest at any time following acceleration of the Obligations.

         6.10     Financial and Business Information:

                  Borrower shall deliver to Administrative Agent (and Lenders if so indicated) the following:

                  (a) Financial Statements and Collateral Reports: such data, reports, statements and information, financial or otherwise, as Administrative Agent may reasonably request, including, without limitation:

                           (i) within ninety (90) days after the end of each
fiscal year of Borrower, deliver to Administrative Agent and each Lender, financial statements of Borrower for such year including the balance sheet of Borrower as at the end of such fiscal year and a statement of cash flows and income statement for such fiscal year, setting forth in the statements in comparative form, the corresponding figures as at the end of and for the previous fiscal year, all in reasonable detail, including all supporting schedules, and audited and unqualifiedly certified by independent public accountants of recognized standing, selected by Borrower and reasonably satisfactory to Administrative Agent (it being acknowledged that BDO Seidman is acceptable to Administrative Agent for this purpose), to have been prepared in accordance with GAAP, and such independent public accountants shall also provide an unqualified opinion that the financial statements present fairly Borrower's financial condition. Such independent accountants shall also provide a statement certifying that nothing has come to their attention to cause them to believe that calculations contained in the compliance certificate are inaccurate and a management letter (if so requested by Administrative Agent), however Administrative Agent hereby acknowledges that such independent certified public accountants shall not be obligated to take any measure other than those which are a part of such firm's auditing procedures used in conducting audits of financial statements. Notwithstanding any of the foregoing, if the Securities and Exchange Commission shall grant an extension of the due date for the filing of Borrower's annual 10-K report for up to (but no more than) thirty (30) days, Administrative Agent in its reasonable discretion may grant an extension of similar duration of the due date for the annual financial statements under this
Section 6.10.

                           (ii) within fifteen (15) days after the end of each
calendar month, deliver to Administrative Agent Borrower's month end accounts receivable aging report, accounts payable aging report, inventory certificates, month-end perpetual Inventory reports (including a separate itemization of new and terminated Borrower locations), and such other reports as Administrative Agent reasonably deems necessary, certified by Borrower's chief financial officer or chief accounting officer as true and correct, all in form and substance reasonably satisfactory to Administrative Agent, provided that Administrative Agent in its sole discretion may require such reporting on a more frequent basis at any time.

                           (iii) within forty-five (45) days after the end of
each month, deliver to Administrative Agent and each Lender Borrower's internally-prepared monthly financial statements, including balance sheet, income statement and statements of cash flows, in a form satisfactory to Administrative Agent, and such reports and certificates as Administrative Agent may request (such as quarterly and/or annual results) in order for Administrative Agent to determine Borrower's compliance with each subsection of
Section 6.9 and redetermine the LIBOR Rate Applicable Margin.

                           (iv) no later than the third Business Day of the
immediately following week, deliver to Administrative Agent Borrower's weekly accounts receivable agings, reports concerning "contra" accounts, sales, collections, credit adjustments and all other information pertaining to accounts receivable and a report identifying the aggregate amount of Inventory at each Inventory location, provided that Administrative Agent in its sole discretion, may require such reporting on a more frequent basis at any time and from time to time.

                           (v) within sixty (60) days prior to the end of each
fiscal year, deliver to Administrative Agent and each Lender Borrower's annual projections of profit and loss, cash flows, balance sheets and availability prepared on a monthly basis.

                           (vi) within twenty-five (25) days of the end of each
calendar month, deliver to Administrative Agent a schedule, by supplier, detailing the then outstanding Advances to Suppliers (as well as the most recent year end gross annual sales of each such supplier), such schedule to be in form and substance satisfactory to Administrative Agent;

                           (vii) on a weekly basis, on the third Business Day of
each week (or more frequently as Administrative Agent may request in its sole discretion at any time and from time to time shall so request), a borrowing base certificate ("Borrowing Base Certificate") in the form of Exhibit B attached hereto and made part hereof.

                           (viii) any such other collateral, operational and
financial reports and information as Administrative Agent in its sole discretion may request at any time and from time to time.

                  (b) Notice of Event of Default - promptly upon becoming aware of the existence of any condition or event which constitutes a default or an Event of Default under this Agreement, or which with the passage of time or the giving of notice, or both, would constitute an Event of Default hereunder, a written notice specifying the nature and period of existence thereof and what action Borrower is taking (and/or proposes to take) with respect thereto;

                  (c) Notice of Claimed Default - promptly upon receipt by Borrower, notice of default, oral or written, given to Borrower by any creditor for borrowed money in excess of $750,000; and

                  (d) Securities and Other Reports - all reports required to be filed with the Securities and Exchange Commission (including, without limitation, Borrower's 10-K and 10-Q reports) shall be delivered to Administrative Agent and Lenders within five (5) days after such filing is made.

         6.11     Officers' Certificates:

                  Along with the set of financial statements delivered to Administrative Agent and each Lender at the end of each month and fiscal year pursuant to Section 6.10(a)(i) and (iii) hereof, Borrower shall deliver to Administrative Agent and each Lender a certificate (in the form of Exhibit C attached hereto and made a part hereof) from the chief financial officer or chief accounting officer of Borrower (and as to certificates accompanying the annual statements of Borrower, also certified by Borrower's independent certified public accountant) setting forth:

                  (a) Covenant Compliance - the information (including detailed calculations) required in order to establish whether Borrower is in compliance with the requirements of Section 6.9 as of the end of the period covered by the financial statements then being furnished (and any exhibits appended thereto) under Section 6.10; and

                  (b) Event of Default - that such chief financial officer or chief accounting officer in his capacity as an officer of Borrower and, in the case of a certificate certified by Borrower's independent accountant, such accountant in its capacity as such, has reviewed the relevant terms of this Agreement, and has made (or caused to be made under his supervision) a review of the transactions and conditions of Borrower from the beginning of the accounting period covered by the financial statements being delivered therewith to the date of the certificate, and that such review has not disclosed the existence during such period of any condition or event which constitutes an Event of Default or which is then, or with the passage of time or giving of notice, or both, could become an Event of Default hereunder or if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Borrower has taken or propose to take with respect thereto.

         6.12     Inspection:

                  Borrower will permit any of Administrative Agent's officers or other representatives to visit and inspect any of the locations of Borrower during regular business hours, to examine and audit all of Borrower's books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss its affairs, finances and accounts with its officers, employees and independent certified public accountants; provided, however, that prior to the occurrence of an Event of Default hereunder, Administrative Agent shall provide Borrower with prior reasonable notice of such visits or inspections. Borrower hereby irrevocably authorizes and directs all such accountants and auditors to exhibit and deliver to Administrative Agent copies of any and all of Borrower's financial statements or other accounting records of any sort in the accountant's or auditor's possession. Administrative Agent will notify Lenders of each scheduled inspection one (1) week in advance (if practical) and to the extent reasonably practicable, qualified representatives of not more than two (2) Lenders may accompany Administrative Agent, on a rotational basis, during each such inspection. After the occurrence of any Event of Default, all such inspections shall be at Borrower's expense at the standard rates charged by Administrative Agent for such activities (plus the out-of-pocket expenses of Administrative Agent and of two Lenders accompanying Administrative Agent on such inspections).

         6.13     Tax Returns and Reports:

                  At Administrative Agent's request from time to time, within 10 days of such request Borrower shall promptly furnish Administrative Agent with copies of the annual federal and state income tax returns of Borrower. Borrower further agrees that, if requested by Administrative Agent, it shall promptly furnish Administrative Agent with copies of all reports filed with any federal, state or local governmental authority or agency, board or commission.

         6.14     Information to Assignee and Participant:

                  Administrative Agent and each Lender may divulge to any participant, co-lender or assignee or prospective participant, co-lender or assignee of an interest in the Revolving Credit all information, and furnish to such Person copies of any reports, financial statements, certificates, and documents obtained under any provision of this Agreement, or related agreements and documents; provided, however that any potential participant, co-lender or assignee shall agree to hold in confidence all information not otherwise public when such information is provided to them by Borrower, Administrative Agent or such Lender except (a) to the extent that the production of such information is required pursuant to any statute, ordinance, regulation, rule or order or any subpoena or any governmental inquiry or by reason of any bank regulation in connection with any bank examination, and (b) such potential participant, co-lender or assignee shall not be prohibited from disclosing any such information to any of their agents, officers, employees, attorneys, accountants or consultants who shall be informed of and agreed to be bound by this provision.

         6.15     Material Adverse Developments:

                  Borrower agrees that immediately upon becoming aware of any event, condition, development or other information which would be reasonably likely to have a Material Adverse Effect, it shall give to Administrative Agent telephonic, telegraphic or facsimile notice specifying the nature of such development or information and such anticipated effect. In addition, such verbal communication shall be confirmed by written notice thereof to Administrative Agent on the next Business Day after such verbal notice is given.

         6.16     Name Changes or Change of Places of Business:

                  Borrower shall give thirty (30) days prior written notice to Administrative Agent of any name change or change in the location of any of its respective places of business, of the places where records concerning its Accounts are kept, or the establishment of any new, or the discontinuance of any existing place of business, including without limitation Inventory locations, and any change in Borrower's state of incorporation.

         6.17     Supplier Advance Policies:

                  Borrower shall at all times comply with its Supplier Advance Policies and shall not make any change, in any material respect, in its Supplier Advance Policies.

SECTION 7. NEGATIVE COVENANTS:

         Borrower covenants that until all of the Obligations to Lenders are paid and satisfied in full and the Revolving Credit has been terminated, that:

         7.1      Merger, Consolidation, Dissolution or Liquidation:

                  (a) Borrower shall not sell, lease, license, transfer or otherwise dispose of any of its Property, other than (i) Inventory sold in the ordinary course or ordinary operation of Borrower's business and (ii) Equipment sold from time to time so long as the aggregate net book value of Equipment sold by Borrower shall not exceed $500,000 in any contract year following the Closing Date.

                  (b) Except as permitted by Section 7.4(a) hereof, Borrower shall not merge or consolidate with any other Person or commence a dissolution or liquidation.

         7.2      Acquisitions:

                  Borrower shall not acquire all or a material portion of the stock, securities or assets of any Person in any transaction or in any series of related transactions without the prior written consent of Administrative Agent and the SuperMajority Lenders provided, however, that Borrower may (a) acquire all or a material portion of the stock, securities or assets of any Person so long as: (i) no Event of Default or event which, with the giving of notice or passage of time, or both, constitutes an Event of Default has occurred or would exist after giving effect to such acquisition;
(ii) if a stock acquisition, such Person becomes a Borrower hereunder pursuant to documentation acceptable to Administrative Agent (in its sole discretion);
(iii) Administrative Agent has a first priority lien on all of the Property of such Person; (iv) Borrower delivers all lien searches, resolutions, organizational documents, opinions and other documents, instruments and agreements as required by Administrative Agent (in its sole discretion); (v) Borrower delivers revised or supplemental schedules to this Agreement reflecting the addition of such Person and/or Property; (vi) the total consideration for all acquisitions made pursuant hereto prior to the Revolving Credit Maturity Date does not exceed the aggregate sum of $5,000,000; (vii) Borrower has given Administrative Agent at least twenty (20) days written notice prior to consummating such proposed acquisition; (viii) the business conducted by the Person whose Stock or Property is acquired is substantially the same as the business of Borrower; (ix) a minimum Borrowing Availability of $10,000,000 plus the total amount of contras included in the Borrowing Base shall exist immediately before and after giving effect to any such acquisition (after giving effect to all closing disbursements, costs and fees (regardless of whether completed, billed, due or unpaid) and all other current obligations and taxes, whether paid or unpaid); (x) the Person being acquired and all of its Property (or if an asset acquisition, the Property) are located in the United States;
(xi) Borrower delivers to Administrative Agent the following information and documents at least twenty (20) days prior to the intended date of acquisition (all documents to be in form and substance satisfactory to Administrative Agent): (A) historical financial information (unaudited information being acceptable if audited statements are unavailable) regarding such Person to be acquired, (B) consolidated and consolidating projections (unaudited information being acceptable if audited statements are unavailable) for not less than the following twelve (12) months, for Borrower (including such Person being acquired) accompanied by pro forma compliance certificates covering the period for which the projections are given, (C) pro forma opening balance sheet of such Person being acquired (or if it is an asset acquisition by Borrower, then a pro forma opening balance sheet of Borrower), (D) a statement of the sources and uses of cash related to the proposed acquisition, and (E) a copy of the final term sheet or draft acquisition agreement related to the acquisition (with the final deal structure and documentation to be substantially the same as the documents previously provided to Administrative Agent); and (xii) any such acquisition is not a hostile takeover, and (b) acquire on a bulk basis the Inventory (but no other tangible or intangible Property) of any Person so long as the aggregate of all such purchases does not exceed $10,000,000 in any contract year following the Closing Date.

         7.3      Liens and Encumbrances:

                  Borrower shall not: (i) execute a negative pledge agreement with any Person covering any of its Property, or (ii) cause or permit or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise) its Property (including, without limitation, the Collateral), whether now owned or hereafter acquired, to be subject to a Lien or be subject to any claim except for Permitted Liens. As used herein, "Permitted Liens" means:

                  (a) Liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, and other like persons, provided the payment thereof is not at the time required by Section 6.1;

                  (b) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment, insurance, social security and other like laws;

                  (c) Existing Liens described in Schedule 5.4 (except that any Liens in favor of Prior Lender Group Agent granted by Borrower on or about the date of the 11th Amendment to the Prior Loan Agreement in connection with Borrower's joinder into the Prior Loan Agreement shall only be considered as Permitted Liens hereunder between the Closing Date and the Funding Date, and any such Liens in favor of Prior Lender Group Agent shall no longer be permitted after and must, as a condition precedent to Funding, be released as of the Funding Date);

                  (d) Liens constituting purchase money security interests in equipment, capitalized leases or finance leases hereafter created by Borrower to Persons providing financing for Capital Expenditures permitted under this Agreement so long as each obligation secured by a Lien permitted by this subparagraph (d) does not exceed 100% of the lower of the cost or fair market value of the Property acquired with such financing and such Lien extends only to the Property actually acquired with such financing.

         7.4      Transactions With Affiliates or Subsidiaries:

                  (a) Borrower shall not enter into or otherwise have outstanding any transaction with any Subsidiary or other Affiliate including, without limitation, the purchase, sale, or exchange of Property, or the loaning or giving of funds to any Affiliate or any Subsidiary, other than (i) the existing transactions set forth on Schedule 7.4 attached hereto and (ii) purchases, sales or exchanges of Property to or with an Affiliate or Subsidiary if (A) such Subsidiary or Affiliate is engaged in a business substantially related to the business conducted by Borrower and the transaction is in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon terms substantially the same and no less favorable to Borrower as it would obtain in a comparable arm's-length transaction with any Person not an Affiliate or a Subsidiary, (B) such transaction is not otherwise prohibited hereunder, and (C) no Event of Default would exist after giving effect thereto.

                  (b) Except to the extent a Subsidiary is created to effectuate, or acquired as part of, an acquisition permitted under Section 7.2 above, Borrower shall not create or acquire any Subsidiary without the prior written consent of Administrative Agent and Super Majority Lenders which consent shall not be unreasonably withheld.

         7.5      Indebtedness:

                  Borrower shall not be or become at any time liable, directly or indirectly, primarily or secondarily, jointly or severally, in any manner, with respect to any

Indebtedness, whether matured or contingent, due or to become due, other than:

                  (a) Endorsement of negotiable instruments for deposit or collection in the ordinary course of its business;

                  (b) Indebtedness under or pursuant to this Agreement;

                  (c) Indebtedness to Persons providing purchase money equipment financing giving rise to a Permitted Lien under Section 7.3(d);

                  (d) Indebtedness under the Prior Loan Agreement (which may be outstanding only until the Funding Date);

                  (e) Subordinated Debt; and

                  (f) Indebtedness consisting of existing borrowings and guarantees shown on Schedule 5.10(b).

         7.6      Restricted Payments:

                  Borrower shall not: (a) declare or pay or make any forms of Distribution to its shareholders, their successors or assigns other than redemptions of stock, warrants or options held by employees of Borrower so long as (i) no Event of Default exists or would exist after giving effect thereto;
(ii) the aggregate payments in any contract year following the Closing Date do not exceed $1,000,000 on all such transactions; and (iii) a minimum Borrowing Availability of at least $10,000,000 plus the total amount of contras included in the Borrowing Base shall exist immediately before and after giving effect to any such acquisition (after giving effect to all closing disbursements, costs and fees (regardless of whether completed, billed, due or unpaid) and all other current obligations and taxes, whether paid or unpaid); or (b) unless expressly authorized herein or in any Subordination Agreement pertaining thereto, make any payments or prepayments on any Subordinated Debt.

         7.7      Loans and Investments:

                  Borrower shall not make or have outstanding loans, advances, extensions of credit or capital contributions to, or investments in, any Person, except (a) so long as no Event of Default is outstanding or, after giving effect thereto, would occur, Advances to Suppliers to the extent permitted under
Section 6.9(a)(v) above, (b) extensions of trade credit in the ordinary course of business to customers of Borrower for payment for their purchase of Inventory from Borrower, (c) to the extent funds are available for such purpose pursuant to Section 2.3(b) hereof, investments in (i) commercial paper maturing in one
(1) year or less from the date of issuance rated either A-1 by Standard & Poor's Ratings Group ("S&P"), P-1 by Moody's Investor Services, Inc. ("Moody's") or other similar nationally recognized credit rating agency of similar standing;
(ii) direct obligations of, or obligations, the principal of and interest on which are unconditionally guaranteed by, the United States of America, or any agency or instrumentality thereof, maturing in twelve (12) months or less from the date of acquisition thereof; or (iii) certificates of deposit maturing within ninety
(90) days from the date of origin issued by, or money market funds held by, Fleet National Bank, all of which are permitted investments under this clause
(c) are pledged to Administrative Agent, for the benefit of Lenders as security for the Obligations, and (d) loans or advances to officers or employees in an amount not to exceed $500,000 in the aggregate (as to all such Persons) at any time outstanding.

         7.8      Use of Lenders' Name:

                  Borrower shall not use any Lender's name (or the name of any of any Lender's affiliates) or Administrative Agent's name in connection with any of its business operations except to identify the existence of the Revolving Credit and the names of the Lenders and Administrative Agent in the ordinary course of Borrower's business. Nothing herein contained is intended to permit or authorize Borrower to make any contract on behalf of any Lender or Administrative Agent.

         7.9      Miscellaneous Covenants:

                  (a) Borrower shall not become or be a party to any contract or agreement which at the time of becoming a party to such contract or agreement materially impairs Borrower's ability to perform under this Agreement, or under any other instrument, agreement or document to which Borrower is a party or by which it is or may be bound.

                  (b) Borrower shall not carry or purchase any "margin stock" within the meaning of Regulations U, G, T or X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

         7.10     Sale and Leaseback Transactions:

                  Borrower shall not enter into any sale and leaseback transaction without the prior written consent of Administrative Agent and SuperMajority Lenders; provided that Borrower may enter into sale and leaseback transactions in an amount not to exceed $500,000 in the aggregate for all such transactions at any one time outstanding.

SECTION 8. DEFAULT

         8.1      Events of Default:

                  Each of the following events shall constitute an event of default ("Event of Default") and Administrative Agent shall thereupon have the option to declare, and the SuperMajority Lenders shall have the option (which option of the SuperMajority Lenders, as it relates to an Event of Default under
Section 8.1(c) hereof, is only exercisable by such SuperMajority Lenders not earlier than thirty (30) days after Administrative Agent obtains actual knowledge of the occurrence of such Event of Default) to cause Administrative Agent to declare (in which event Administrative Agent shall declare), the Obligations immediately due and payable, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth


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in subparagraphs (j), (k) or (l) shall automatically cause an acceleration of the Obligations):

                  (a) Payments - if Borrower fails to make any payment of principal or interest, including any Overadvance, under the Revolving Credit on the due date of such payment, whether on a required due date or upon maturity, acceleration or otherwise; or

                  (b) Other Charges - if Borrower fails to pay any other charges, fees, Expenses or other monetary obligations owing to any Lender or Administrative Agent arising out of or incurred in connection with this Agreement within five (5) days after the date such payment is due and payable; or

                  (c) Covenant Defaults - if Borrower fails to perform, comply with or observe any covenant or undertaking contained in this Agreement (other than as expressly set forth in Subsections 8.1(b), 8.1(i), 8.1(k), 8.1(l) and 8.1(q)); provided, however, that with respect only to covenants contained in Sections 6.1, 6.2(a), 6.2(e) (except with respect to maintaining their existence) and 6.7 Borrower shall have 30 days from the occurrence of such failure to comply with or observe such covenant and with respect only to covenants contained in Sections 6.10(a)(ii), 6.10(a)(v) and 6.10(a)(vi) Borrower shall have 5 days from the occurrence of such failure to comply with or observe such covenant; or

                  (d) Financial Information - if any statement, report, financial statement, or certificate made or delivered by Borrower or any of their officers, employees or agents, to Administrative Agent or any Lender is not true or fairly stated, in all material respects, when made; or

                  (e) Uninsured Loss - if there shall occur any uninsured damage to or loss, theft, or destruction in excess of $2,000,000 with respect to any portion of any Property of Borrower; or

                  (f) Warranties or Representations - if any warranty, representation or other statement by or on behalf of Borrower contained in or pursuant to this Agreement, or in any document, agreement or instrument furnished by or on behalf of Borrower in compliance with, relating to, or in reference to this Agreement, is false, erroneous, or misleading in any material respect when made or deemed made; or

                  (g) Agreements with Others - if Borrower shall default beyond any grace period under any agreement with any creditor for borrowed money and
(i) such default consists of the failure to pay any principal, premium or interest with respect to such Indebtedness, including without limitation, the Subordinated Debt or (ii) such default consists of the failure to perform any covenant or agreement with respect to (A) the Subordinated Debt or (B) any other such Indebtedness in excess of $750,000 if, with respect to the Indebtedness under this clause (B), the effect of such default is to cause Borrower's obligations which are the subject thereof to become due prior to its maturity date or prior to its regularly scheduled date of payment;

                  (h) Other Agreements with Lenders - if Borrower breaches or violates the


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terms of, or if a default or an Event of Default, occurs under, any other existing or future agreement (related or unrelated), among Borrower and Administrative Agent or any Lender or all Lenders, which is reasonably likely to have a Material Adverse Effect; or

                  (i) Judgments - if any final judgment is entered against Borrower for the payment of money in excess of $1,000,000, or aggregate final judgments are entered against Borrower for the total amount of $3,000,000, which in any such case is/are not fully and unconditionally covered by insurance or for which Borrower has not established a cash or cash equivalent reserve or agrees to the creation of a reserve against Borrowing Availability in the amount of such judgment and such judgment shall continue unsatisfied and in effect for a period of ninety (90) consecutive days without being vacated, discharged, satisfied or bonded pending appeal;

                  (j) Assignment for Benefit of Creditors, etc. - if Borrower makes or proposes an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by Borrower which might materially and adversely affect Borrower; or

                  (k) Bankruptcy, Dissolution, etc. - upon the commencement of any action for the dissolution or liquidation of Borrower or the commencement of any proceeding to avoid any transaction entered into by Borrower, or the commencement of any case or proceeding for reorganization or liquidation of Borrower's debts under the Bankruptcy Code or any other state or federal law, now or hereafter enacted for the relief of debtors, whether instituted by or against Borrower; provided, however, that Borrower shall have sixty (60) days to obtain the dismissal or discharge of involuntary proceedings filed against it, it being understood that during such sixty (60) day period, no Lender shall be obligated to make Advances hereunder and Administrative Agent may seek adequate protection, for the benefit of Lenders, in any bankruptcy proceeding; or

                  (l) Receiver - upon the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for Borrower or for any of Borrower's Property; provided however that if a receiver is appointed for Property valued at less than $500,000 such receiver must be removed within ninety (90) days of such appointment, it being understood that during such ninety (90) day period, no Lender shall be obligated to make Advances hereunder; or

                  (m) Execution Process, Seizure, etc. - the issuance of any execution or distraint process against Borrower or any Property of Borrower, or any Property of Borrower valued in excess of $5,000,000 in the aggregate is subject to seizure(s), forfeiture or injunction or restraining order preventing sale by any federal, state or local governmental entity(ies); or

                  (n) Termination of Business - if Borrower ceases any material portion of its business operations as presently conducted; or

                  (o) Pension Benefits, etc. - if Borrower fails to comply with ERISA, so that


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
grounds exist to permit the appointment of a trustee under ERISA to administer Borrower's employee plans or to allow the Pension Benefit Guaranty Corporation to institute proceedings to appoint a trustee to administer such plan(s), or to permit the entry of a Lien to secure any deficiency or claim; or

                  (p) Investigations - any indication or evidence received by Administrative Agent or any Lender that reasonably leads it to believe Borrower may have directly or indirectly been engaged in any type of activity which would be reasonably likely to result in the forfeiture or forfeitures of any Property of Borrower valued in the aggregate in excess of $1,000,000 to any federal, state or local governmental entity(ies); or

                  (q) Change of Control - if at any time (i) the Nussdorf Family shall own less than 35% of the legal and beneficial interest in all Capital Stock of Borrower entitled to vote for membership on the Board of Directors of Borrower; (ii) if at any time any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934 as in effect at the Closing Date) or related persons constituting a group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934 as in effect at the Closing
Date), other than the Nussdorf Family, becomes the beneficial owners (as such term is used in Rule 132.3 of the Securities Exchange Act of 1934 as in effect on the Closing Date), directly or indirectly, of a greater percentage of the Capital Stock of Borrower entitled to vote for membership on the Board of Directors of Borrower than the percentage of such Capital Stock owned at such time by the Nussdorf Family; (iii) during any consecutive twelve (12) month period, individuals who at the beginning of such period constituted the Board of Directors of Borrower cease for any reason to constitute a majority of the members of the Board of Directors then in office; (iv) Michael Sosnowik ceases to be and actively serve as the President of Borrower (unless a replacement acceptable to the Board of Directors of Borrower is obtained within 180 days of Mr. Sosnowik ceasing to be and act as President); or (v) Glenn Nussdorf shall cease to be and to actively serve as the Chairman of the Board of Directors and Chief Executive Officer of Borrower (unless a replacement acceptable to the Majority Lenders (which for such purpose must include each of the Co-Arrangers, or any successor or assign thereof) is obtained within sixty (60) days of the Glenn Nussdorf ceasing to be or actively serve in either such position) (each event or condition under this clause (q) constituting a "Change of Control").

         8.2      Cure:

                  Nothing contained in this Agreement or the Loan Documents shall be deemed to compel Administrative Agent and/or Lenders to accept a cure of any Event of Default hereunder.

         8.3      Rights and Remedies on Default:

                  (a) In addition to all other rights, options and remedies granted or available to Administrative Agent or Lenders under this Agreement or the Loan Documents, or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of an Event of Default, or any event which with the giving of notice or the passage of time, or both, would become an Event of Default, Administrative Agent may, in its


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discretion, and the SuperMajority Lenders shall have the option (which option of the SuperMajority Lenders, as it relates to an Event of Default under Section 8.1(c) hereof, shall only be exercisable by such SuperMajority Lenders not earlier than thirty (30) days after Administrative Agent obtains actual knowledge of the occurrence of such Event of Default) to cause Administrative Agent to (in which event Administrative Agent shall), withhold or cease making Advances under the Revolving Credit.

                  (b) In addition to all other rights, options and remedies granted or available to Administrative Agent under this Agreement or the Loan Documents (each of which is also then exercisable by Administrative Agent), Administrative Agent may, in its discretion, and the SuperMajority Lenders shall have the option (which option of the SuperMajority Lenders, as it relates to an Event of Default under Section 8.1(c) hereof, shall only be exercisable by such SuperMajority Lenders not earlier than thirty (30) days after Administrative Agent obtains actual knowledge of the occurrence of such Event of Default) to cause Administrative Agent to (in which event Administrative Agent shall), upon or at any time after the occurrence and during the continuance of an Event of Default, terminate the Revolving Credit.

                  (c) In addition to all other rights, options and remedies granted or available to Administrative Agent under this Agreement or the Loan Documents (each of which is also then exercisable by Administrative Agent), upon or at any time after the occurrence and during the continuance of an Event of Default, Borrower shall be obligated to deliver and pledge to Administrative Agent, on behalf of all Lenders, cash collateral in the amount of all outstanding Letters of Credit.

                  (d) In addition to all other rights, options and remedies granted or available to Administrative Agent under this Agreement or the Loan Documents (each of which is also then exercisable by Administrative Agent), Administrative Agent may, upon or at any time after the acceleration of the Obligations following the occurrence of an Event of Default (other than the rights with respect to clause (iv) below which Administrative Agent may exercise at any time after an Event of Default and regardless of whether there is an acceleration) (with SuperMajority Lenders entitled to direct Administrative Agent after acceleration or maturity and cessation of Advances following the occurrence of an Event of Default to commence and continue enforcement of Administrative Agent's rights in the Collateral, subject to Administrative Agent's sole but reasonable determination as to the manner, order and exact timing of such enforcement) exercise all rights under the UCC and any other applicable law or in equity, and under all Loan Documents permitted to be exercised after the occurrence of an Event of Default, including the following rights and remedies (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

                           (i) The right to take possession of, send notices
regarding and collect directly the Collateral, with or without judicial process (including without limitation the right to notify the United States postal authorities to redirect mail addressed to Borrower to an address designated by Administrative Agent); or



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                           (ii) By its own means or with judicial assistance,
enter Borrower's premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises in compliance with subsection (e) below, without any liability for rent, storage, utilities or other sums, and Borrower shall not resist or interfere with such action; or

                           (iii) Require Borrower at Borrower's expense to
assemble all or any part of the Collateral (other than real estate or fixtures) and make it available to Administrative Agent at any place designated by Administrative Agent;

                           (iv) The right to reduce the Maximum Revolving Credit
Limit or the advance rates, or to reduce the Borrowing Base or any portion thereof for the benefit of Lenders or to modify the terms and conditions upon which Administrative Agent, on behalf of Lenders, may be willing to consider making Advances under the Revolving Credit or to take additional reserves in the Borrowing Base for any reason.

                  (e) Borrower hereby agrees that a notice received by it at least ten (10) days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable inventory or Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Administrative Agent without prior notice to Borrower. Borrower covenants and agrees not to interfere with or impose any obstacle to Administrative Agent's exercise of its rights and remedies with respect to the Collateral, after the occurrence of an Event of Default hereunder.

         8.4      Nature of Remedies:

                  All rights and remedies granted Administrative Agent or Lenders hereunder and under the Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Administrative Agent may proceed with any number of remedies at the same time until all Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Administrative Agent, upon or at any time after the occurrence of an Event of Default, may proceed against Borrower or any of the Collateral, at any time, under any agreement, with any available remedy and in any order.

         8.5      Set-Off:

                  If any bank account of Borrower with Administrative Agent, any Lender or any participant is attached or otherwise liened or levied upon by any third party, such Lender (and such participant) as agent for Lenders shall have and be deemed to have, without notice to Borrower or any of them, the immediate right of set-off and may apply the funds or amount thus set-off against any of the Obligations hereunder.

SECTION 9. ADMINISTRATIVE AGENT



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         9.1      Appointment and Authorization:

                  Each Lender, and each subsequent holder of any of the Revolving Credit Notes by its acceptance thereof, hereby irrevocably appoints and authorizes Administrative Agent to take such action on its behalf and to exercise such powers under this Agreement as are delegated to Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Except as may be otherwise expressly provided herein, Borrower is hereby authorized by Lenders to deal solely with Administrative Agent in all transactions which affect Lenders under this Agreement and the Loan Documents. The rights, privileges and remedies accorded to Administrative Agent hereunder shall be exercised by Administrative Agent on behalf of all Lenders.

         9.2      General Immunity:

                  Subject to the provisions of this Agreement, Administrative Agent will handle all transactions relating to the Loans and all other Obligations, including, without limitation, all transactions with respect to Letters of Credit, this Agreement, the Loan Documents and all related documents in accordance with its usual banking practices. In performing its duties as Administrative Agent hereunder, Administrative Agent will take the same care as it takes in connection with loans in which it alone is interested. However, neither Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith except for its or their own gross negligence or willful misconduct.

         9.3      Consultation with Counsel:

                  Administrative Agent may consult with legal counsel and any other professional advisors or consultants deemed necessary or appropriate and selected by Administrative Agent and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

         9.4      Documents:

                  Administrative Agent shall not be under a duty to examine into or pass upon the effectiveness, genuineness or validity of this Agreement or any of the Revolving Credit Notes or any other instrument or document furnished pursuant hereto or in connection herewith, and Administrative Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be. In addition, Administrative Agent shall not be liable for failing to make any inquiry concerning the accuracy, performance or observance of any of the terms, provisions or conditions of such instrument or document.

         9.5      Rights as a Lender:

                  With respect to its applicable Pro Rata Percentage of the Revolving Credit, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not Administrative Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include Administrative Agent in its


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
individual capacity. Subject to the provisions of this Agreement, Administrative Agent may accept deposits from, lend money to and generally engage in any kind of banking or trust business with Borrower and its Affiliates as if it were not Administrative Agent.

         9.6      Responsibility of Agent:

                  It is expressly understood and agreed that the obligations of Administrative Agent hereunder are only those expressly set forth in this Agreement and that Administrative Agent shall be entitled to assume that no Event of Default, and no event which with the passage of time, or the giving of notice, would constitute an Event of Default, has occurred and is continuing, unless Administrative Agent has actual knowledge of such fact. Except to the extent Administrative Agent is required by Lenders pursuant to the express terms hereof to take, or refrain from taking, a specific action, Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement and the Loan Documents. Administrative Agent shall incur no liability under or in respect of this Agreement and the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable under the circumstances. It is agreed among Administrative Agent and Lenders that Administrative Agent shall have the responsibility to carry out no less than two
(2) field examinations per calendar year of Borrower's books and records and such other field examinations or other examinations as Administrative Agent in its sole discretion deems appropriate. The relationship between Administrative Agent and each Lender is and shall be that of agent and principal only and nothing herein shall be construed to constitute Administrative Agent a joint venturer with any Lender, a trustee or fiduciary for any of the Lenders or for the holder of a participation therein nor impose on Administrative Agent duties and obligations other than those set forth herein.

         9.7      Collections and Disbursements:

                  (a) Administrative Agent will have the right to collect and receive all payments of the Obligations, and to collect and receive all reimbursements for draws made under the Letters of Credit, together with all fees, charges or other amounts due under this Agreement and the Loan Documents.

                  (b) Administrative Agent shall pay to each Lender, following receipt by Administrative Agent, from the interest actually received by Administrative Agent from Borrower, a sum equal to the interest calculated for the actual number of days elapsed on the basis of a year of 360 days, on each Lender's actual Revolving Credit Loan Balance at the rate equal to the applicable rate of interest chosen by Borrower with respect to the outstanding Advances or otherwise in effect under this Agreement. If Administrative Agent should for any reason receive less than the full amount of the interest or other compensation due under the Loan Documents, each Lender's share of such interest or compensation shall proportionately decrease.



                                                                              68
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                  (c) If any such payment received by Administrative Agent is rescinded, determined to be unenforceable or invalid or is otherwise required to be returned for any reason at any time, whether before or after termination of this Agreement and the Loan Documents, each Lender will, upon written notice from Administrative Agent, promptly pay over to Administrative Agent its Pro Rata Percentage of the amount so rescinded, held unenforceable or invalid or required to be returned, together with interest and other fees thereon if also required to be rescinded or returned.

                  (d) All payments by Administrative Agent and Lenders to each other hereunder shall be in immediately available funds. Administrative Agent will at all times maintain proper books of account and records reflecting the interest of each Lender in the Revolving Credit and the Letters of Credit, in a manner customary to Administrative Agent's keeping of such records, which books and records shall be available for inspection by each Lender at reasonable times during normal business hours, at such Lender's sole expense. In the event that any Lender shall receive any payments in reduction of the Obligations in an amount greater than its applicable Pro Rata Percentage in respect of indebtedness to Lenders evidenced hereby (including, without limitation amounts obtained by reason of setoffs), such Lender shall hold such excess in trust (to the extent such Lender is lawfully able to do so) for Administrative Agent (on behalf of all other Lenders) and shall promptly remit to Administrative Agent such excess amount so that the amounts received by each Lender hereunder shall at all times be in accordance with its applicable Pro Rata Percentage. To the extent necessary for each Lender's actual percentage of all outstanding Loans to equal its applicable Pro Rata Percentage, the Lender having a greater share of any payment(s) than its applicable Pro Rata Percentage shall acquire a participation in the applicable outstanding balances of the Pro Rata Shares of the other Lenders as determined by Administrative Agent.

                  (e) The proceeds from the sale or disposition of any Collateral shall be applied first to Expenses incurred by Administrative Agent, then to accrued but unpaid interest, then to accrued but unpaid Fees, then to the principal balance of Loans in accordance with each Lender's Pro Rata Percentage and then to Expenses, if any, incurred by any Lender (to the extent subject to reimbursement by Borrower hereunder) in accordance with its Pro Rata Percentages.

         9.8      Indemnification:

                  To the extent not promptly paid by Borrower, Lenders hereby indemnifies Administrative Agent (and Issuing Bank with respect to Letters of Credit) ratably according to its respective Pro Rata Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Administrative Agent (or Issuing Bank, as the case may be) in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Administrative Agent (or Issuing Bank, as the case may be) under or related to this Agreement or the other Loan Documents or the Loans, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Administrative Agent's (or Issuing Bank, as the case may be) gross negligence or willful misconduct. Administrative Agent shall have the right to deduct, from any amounts to be paid by Administrative Agent to any Lender hereunder, any amounts owing to Administrative Agent by such Lender by virtue of this paragraph.

         9.9      Expenses:

                  (a) All reasonable out-of-pocket costs and out-of-pocket expenses incurred by Administrative Agent and not reimbursed on demand by Borrower, in connection with the creation, amendment, administration, termination and enforcement of the Loans (including, without limitation, audit expenses, and counsel fees) and expenditures to protect, preserve and defend Administrative Agent's and each Lender's rights and interest under the Loan Documents shall be shared and paid on demand by Lenders pro rata based on their applicable Pro Rata Percentage.

                  (b) Administrative Agent may deduct from payments or distributions to be made to Lenders such funds as may be necessary to pay or reimburse Administrative Agent for such costs or expenses.

                  (c) In connection with reimbursement of expenses set forth in this Section 9.9 and indemnification obligations set forth in Section 9.8, Administrative Agent shall provide a reasonable accounting to Lenders describing such expenses or indemnification obligations.

         9.10     No Reliance:

                  By execution of or joining in this Agreement, each Lender acknowledges that it has entered into this Agreement and the Loan Documents solely upon its own independent investigation and is not relying upon any information supplied by or any representations made by Administrative Agent. Each Lender shall continue to make its own analysis and evaluation of Borrower. Administrative Agent makes no representation or warranty and assumes no responsibility with respect to the financial condition or Property of Borrower, any obligor or any account debtor of Borrower; the accuracy, sufficiency or currency of any information concerning the financial condition, prospects or results of operations of Borrower; or for sufficiency, authenticity, legal effect, validity or enforceability of the Loan Documents; or for the value of any Collateral; or for the validity, perfection or enforceability of any Liens of Administrative Agent on any Collateral. Administrative Agent assumes no responsibility or liability with respect to the collectibility of the Obligations or the performance by Borrower of any obligation under the Loan Documents.

         9.11     Reporting:

                  During the term of this Agreement, Administrative Agent will promptly furnish each Lender with settlement sheets as provided for herein, as well as copies of all Borrowing Base Certificates delivered by Borrower and field examination reports prepared by Administrative Agent, and, in addition, Administrative Agent will furnish or make available


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to each Lender, at Administrative Agent's office in Glastonbury, Connecticut, such other reports and materials actually received by Administrative Agent, as any Lender may reasonably request. Administrative Agent will notify Lenders within a reasonable period of time (not to exceed ten (10) Business Days) after it receives actual knowledge of any Event of Default under the Loan Documents.

         9.12     Removal of Administrative Agent:

                  Administrative Agent may resign at any time upon giving thirty
(30) days prior written notice thereof to Lenders and Borrower. Administrative Agent may be removed as Administrative Agent hereunder upon the written direction of SuperMajority Lenders upon the following: (i) gross negligence or willful misconduct in the performance of Administrative Agent's duties or responsibilities under this Agreement; or (ii) if a receiver, trustee or conservator is appointed for Administrative Agent or any state or federal regulatory authority assumes management or control of Administrative Agent or if, under applicable law, the administrative or discretionary duties and responsibilities of Administrative Agent hereunder become controlled by or subject to the approval of any state or federal regulatory authority. Upon any resignation or permitted removal of Administrative Agent, Lenders shall have the right to appoint a successor Administrative Agent by majority vote of the other Lenders (based upon the percentages of the total Pro Rata Shares of Lenders other than Lender which is Administrative Agent). Upon the acceptance of the appointment as a successor Administrative Agent hereunder by such successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all rights, powers, obligations and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder, except that Administrative Agent shall execute UCC-3 statements of assignment and execute and deliver such further documents and take such other actions as are reasonably requested by Lenders in connection with the appointment of a successor Administrative Agent or to protect the interests of Lenders hereunder.

         9.13     Action on Instructions of Lenders:

                  With respect to any provision of this Agreement, or any issue arising thereunder, concerning which Administrative Agent is authorized to act or withhold action by direction of Lenders (or as the case may be under this Agreement, SuperMajority or Majority Lenders), Administrative Agent shall in all cases be fully protected in so acting, or in so refraining from acting, hereunder in accordance with written instructions signed by the requisite Lenders. Such instructions and any action taken or failure to act pursuant thereto shall be binding on all Lenders and on all holders of the Revolving Credit Notes.

         9.14     Several Obligations:

                  The obligation of each Lender is several, and neither Administrative Agent nor any other Lender shall be responsible for any obligation or commitment hereunder of any other Lender.

         9.15     Amendments, Modifications and Waivers:

                  (a) Subject to the provisions of this Section 9.15, Administrative Agent shall have the sole and exclusive right to service, administer and monitor the Loans and the Loan Documents, including without limitation, the right to exercise all rights, remedies, privileges and options under the Loan Documents, including without limitation the determination as to whether Advances should be made under the Agreement and the determination as to the basis on which and extent to which Advances may be made and the determination as to whether Letters of Credit should be issued, amended, extended or whether draws should be honored for Letters of Credit.

                  (b) Notwithstanding anything to the contrary contained in subparagraph (a) above, Administrative Agent shall not, without the prior written consent of all Lenders: (i) extend any payment date under the Revolving Credit or the Revolving Credit Maturity Date, (ii) decrease any interest rate on the Revolving Credit or any fee or other amount payable for the benefit of Lenders hereunder, (iii) compromise or settle all or a portion of the Obligations, (iv) release Borrower or any obligor from the Obligations except in connection with termination of the Revolving Credit and full payment and satisfaction of all Obligations, (v) increase the advance rates for purposes of determining the Borrowing Base, (vi) modify Section 9.15(b) or (c) or any other provision of this Agreement or any other Loan Document expressly providing for consent of all Lenders, or the definition of SuperMajority or Majority Lenders, or (vii) release or subordinate Administrative Agent's interest (except with respect to Permitted Liens, to the extent applicable) in any Collateral except in connection with (A) a sale permitted under Section 7.1(a) hereof, or (B) the enforcement of Administrative Agent's rights and interests in Collateral after the occurrence of an Event of Default.

                  (c) Notwithstanding anything to the contrary contained in subparagraph (a) above, Administrative Agent shall not: (i) enter into any written amendment of, or waive Borrower's noncompliance with or any Event of Default resulting from Borrower's noncompliance with, Section 6.9 or any provision of Section 7, or increase the amount of the Inventory Sublimit, without the prior written consent of SuperMajority Lenders; (ii) enter into any written amendment to any provision hereof (other than those referred to in clause (i) above or Section 9.15(b)) or of the Loan Documents (which in the case of an amendment to this Section 9, shall also require Administrative Agent's written consent) without the prior written consent of Majority Lenders; (iii) waive Borrower's noncompliance with the terms and conditions of any provision hereof (other than those referred to in clause (i) above or Section 9.15(b)), or of the Loan Documents or any other Event of Default hereunder or thereunder without the prior written consent of Majority Lenders; or (iv) subject to clause
(i) above and Section 9.15(b), consent to Borrower's taking any action which, if taken, would constitute an Event of Default under this Agreement or under any of the Loan Documents without the prior written consent of Majority Lenders; provided however, upon the occurrence of a violation of, or an Event of Default resulting from a violation of section 6.9 hereof, and notwithstanding Sections 9.15(b) and (c), Administrative Agent may waive such violation or withhold enforcement of action, in its sole discretion, for an indefinite period without the consent of Lenders if the then most recent financial statements indicate that the deviation from the financial covenant required to be maintained as of that date is less than

5.0% from the required level. In the event Administrative Agent charges a fee in connection with any such waiver, Lenders shall share in such fee in accordance with their respective Pro Rata Percentages.

                  (d) Subject to the rights of the SuperMajority Lenders contained in Section 8.3 above, after an acceleration of the Obligations, Administrative Agent shall have the sole and exclusive right, with communication (to the extent reasonably practicable under the circumstances) with all Lenders, to exercise or refrain from exercising any and all rights, remedies, privileges and options under the Loan Documents and available at law or in equity to protect and enforce the rights of the Lenders and collect the Obligations, including, without limitation, instituting and pursuing all legal actions against Borrower or to collect the Obligations, or defending any and all actions brought by Borrower or other Person; or incurring Expenses or otherwise making expenditures to protect the Loans, the Collateral or Lenders' rights or remedies.

                  (e) To the extent Administrative Agent is required to obtain or otherwise elects to seek the consent of Lenders to an action Administrative Agent desires to take, if any Lender fails to notify Administrative Agent, in writing, of its consent or dissent to any request of Administrative Agent hereunder within ten (10) Business Days of such Lender's receipt of such written request, such Lender shall be deemed to have given its consent thereto.

                  (f) Notwithstanding any other provision of this Section 9.15 and without impairing Administrative Agent's discretionary rights under Section 8, to the extent that there occurs any redetermination of which Accounts constitute Eligible Accounts or which Inventory constitutes Eligible Inventory which redetermination results in the creation of an Overadvance and to the extent such Overadvances outstanding at any time as permitted under this Section 9.15(f) do not exceed $5,000,000, Administrative Agent shall, in its sole discretion, without right of disapproval by Lenders, be entitled to permit Borrower a period not to exceed thirty (30) days to repay or remove such Overadvance. During such thirty (30) day period, the amount of Loans constituting such Overadvance shall be excluded in the determination of whether availability exists within the Borrowing Base for future Advances.

                  (g) Without regard to any other provision hereof, if any Lender (for such purpose, a "Dissenting Lender") dissents to any action Administrative Agent desires to take requiring unanimous consent of Lenders either Borrower (if no Event of Default is outstanding and with the prior written consent of Administrative Agent, in its sole discretion) or Administrative Agent may compel such Dissenting Lender to assign its entire Pro Rata Share (either to one or more existing Lenders or other financial institutions(s) who is to become a Lender upon completing such assignment pursuant to an Assignment and Acceptance executed on the effective date provided for below) so long as (i) such Dissenting Lender receives written notice of such intended assignment (and the proposed effective date thereof) within one hundred twenty (120) days of its providing its dissent to Administrative Agent and the effective date of such intended assignment is not later than ten (10) days thereafter and (ii) the Dissenting Lender receives full payment on the effective date of such assignment of its entire Revolving Credit Loan Balance, with accrued interest and unpaid fees to such date.

                  (h) Upon the written request of Borrower, Administrative Agent, so long as no Event of Default is then outstanding and with the written approval of the Majority Lenders (to include in all such cases each of the Co-Arrangers), shall have the option (without any duty or obligation of any kind) to increase the Maximum Revolving Credit Limit, provided, however, that
(i) such increase is subject to subparagraph 9.15(j) below and (ii) upon consummation of such modification, Administrative Agent shall forward to all Lenders a revised Schedule A reflecting the changes in the Pro Rata Shares of those Lenders participating in the foregoing increase and the resulting changes in the Pro Rata Percentages of all Lenders.

                  (i) The provisions of Section 9 of this Agreement are intended solely for the benefit of Administrative Agent, Syndication Agent and Lenders and not for the benefit of any third party, including without limitation, Borrower and any amendment to Section 9 of this Agreement shall not require Borrower's consent.

                  (j) No Lender's Pro Rata Share shall in any event be increased without such Lender's written consent.

         9.16     Participations and Assignments:

                  (a) Each Lender may at any time grant participations of its Pro Rata Share in and to its interests under this Agreement (collectively, "Participations") to any other lending office of such Lender or to any other bank, lending institution or other entity which the granting Lender reasonably determines has the requisite sophistication to evaluate the merits and risks of investments in Participations ("Participants"); provided however that: (i) all amounts payable by Borrower to each Lender hereunder and voting rights of each Lender hereunder shall be determined as if such Lender had not granted such Participation; (ii) any agreement pursuant to which any Lender may grant a Participation (A) shall provide that such Lender is not delegating and therefore shall retain the sole right and responsibility to exercise all of its rights and privileges under this Agreement, including, without limitation, the right to approve any amendment, modification or waiver of any provisions of this Agreement and (B) shall not release or discharge such Lender from its duties and obligations, which shall remain absolute, hereunder, including its obligation to make Advances hereunder; and (iii) upon entering into any such Participation, the Lender granting such participation shall give thirty (30) days prior written notice thereof to Administrative Agent.

                  (b) Each Lender may at any time assign all or any portion of its Pro Rata Share (together with its rights and obligations with respect thereto) pursuant to an Assignment and Acceptance substantially in the form of Exhibit D attached hereto ("Assignment and Acceptance") and its right, title and interest therein or in and to this Agreement and the other Loan Documents to a Lender or any affiliate of a Lender, or to any other bank or financial institution, in each case with thirty (30) days prior written notice to Administrative Agent and subject to the prior written consent of Administrative Agent which shall not be unreasonably withheld; provided however that (i) such assignment shall not result in either the assigning or acquiring Lender having a Pro Rata Share of less than $15,000,000 unless the assigning Lender assigns its entire Pro Rata Share; (ii) any assignment to another

Lender (which is then a party to this Agreement) shall be in the amount of $5,000,000 or a multiple thereof and any assignment to any other bank or financial institution shall be in the minimum amount of $15,000,000 (or the amount of a Lender's Pro Rata Share if less than $15,000,000) and integral multiples of $5,000,000 in excess of such amount, unless the assigning Lender assigns its entire Pro Rata Share, (iii) Borrower shall execute such replacement Revolving Credit Notes as may be requested by Administrative Agent, and (iv) the parties to the assignment shall pay Administrative Agent a processing fee of $3,500 at the time of providing such assignment to Administrative Agent.

                  (c) Notwithstanding anything to the contrary contained herein, each Lender may at any time collaterally assign all or any portion of its rights under this Agreement and its Revolving Credit Note to any Federal Reserve Bank to secure overnight deposits, provided that no such assignment shall release the assigning Lender from its obligations hereunder.

         9.17     Syndication Agent:

                  The parties hereto covenant and agree that Mellon shall be a Syndication Agent, but that as Syndication Agent, Mellon shall have no rights, duties or responsibilities, except for those received, undertaken or incurred by Mellon in its capacity as a Lender. No duty, responsibility, right or option granted to Administrative Agent herein is delegated or transferred, in whole or in part, to the Syndication Agent and no compensation payable to Administrative Agent shall be shared with, or paid to, Syndication Agent. Syndication Agent shall not be entitled to any fees or reimbursement of Expenses except as Mellon shall otherwise be entitled in its capacity as a Lender. Each disclaimer, exculpation provision and indemnity contained in Section 9 of the Agreement provided for the benefit of Administrative Agent shall likewise be deemed given to and provided for the Syndication Agent. Notwithstanding anything to the contrary contained in this Agreement, no amendment to this Section 9.17 shall be effective without the written consent of Syndication Agent.

SECTION 10. MISCELLANEOUS

         10.1     Termination:

                  In the event Borrower desires to terminate the Revolving Credit prior to the Revolving Credit Maturity Date, Borrower may effect such termination on at least fifteen (15) days prior written notice to Administrative Agent and full and unconditional payment of all outstanding Obligations under this Agreement by Borrower upon the date specified in such notice. In addition, Borrower must then provide to Administrative Agent, for the ratable benefit of Issuing Bank and Lenders, with cash collateral satisfactory to Administrative Agent in the face amount of all outstanding undrawn Letters of Credit. Upon the date specified in such notice, all Obligations outstanding under this Agreement shall mature and become due and owing, and all commitments of Administrative Agent and Lenders hereunder shall cease.

         10.2     GOVERNING LAW:

                  THIS AGREEMENT, AND ALL RELATED AGREEMENTS AND

DOCUMENTS, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA. THE PROVISIONS OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL OTHER AGREEMENTS AND DOCUMENTS REFERRED TO HEREIN ARE TO BE DEEMED SEVERABLE, AND THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION SHALL NOT AFFECT OR IMPAIR THE REMAINING PROVISIONS WHICH SHALL CONTINUE IN FULL FORCE AND EFFECT.

         10.3     Integrated Agreement:

                  The Revolving Credit Notes, the other Loan Documents, all related agreements, and this Agreement shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lenders' and Administrative Agent's rights and remedies. If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.

         10.4     Waiver and Indemnity:

                  (a) No omission or delay by Administrative Agent or Lenders in exercising any right or power under this Agreement or any related agreements and documents will impair such right or power or be construed to be a waiver of any default, or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and as to Borrower no waiver will be valid unless in writing and signed by Administrative Agent and then only to the extent specified.

                  (b) Borrower releases and shall indemnify, defend and hold harmless Administrative Agent, Syndication Agent, Co-Arrangers and Lenders, and their respective officers, employees and agents, of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs and expenses (including, without limitation, reasonable legal fees) resulting from (i) acts or conduct of Borrower under, pursuant or related to this Agreement and the other Loan Documents, (ii) Borrower's breach or violation of any representation, warranty, covenant or undertaking contained in this Agreement or the other Loan Documents, (iii) Borrower's failure to comply with any or all laws, statutes, ordinances, governmental rules, regulations or standards, whether federal, state or local, or court or administrative orders or decrees, (including without limitation environmental laws, etc.) and (iv) the Qualified IPO, whether resulting from acts or omissions of the Borrower or any other Person or otherwise, and all costs, expenses, fines, penalties or other damages resulting therefrom, unless resulting from acts or conduct of Lenders constituting willful misconduct or gross negligence. The obligations of Borrower under this Section 10.4(b) shall survive the occurrence of any and all events whatsoever, including without limitation, payment of the Obligations or investigation by or knowledge of Lenders.

                  (c) Notwithstanding anything to the contrary contained in this Agreement no amendment to this Section 10.4 shall be effective without the prior written consent of

Administrative Agent.

         10.5     Time:

                  Whenever Borrower shall be required to make any payment, or perform any act, on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding Business Day except with respect to the repayment of LIBOR Based Loans as set forth in Section 2.4(b)(ii). Time is of the essence in Borrower's performance under all provisions of this Agreement and all related agreements and documents.

         10.6     Expenses of Administrative Agent and Lenders:

                  At Closing and from time to time thereafter, Borrower will pay on demand all expenses incurred from time to time by Administrative Agent (including, without limitation, search costs, audit fees, appraisal fees, environmental fees and the fees and expenses of legal counsel for Administrative Agent) relating to this Agreement, and all related agreements and documents, including, without limitation, expenses incurred in the analysis, negotiation, preparation, closing, administration and enforcement of this Agreement and the other Loan Documents, the enforcement, protection and defense of the rights of Administrative Agent and Lenders in and to the Loans and Collateral or otherwise hereunder, and any reasonable expenses relating to extensions, amendments, waivers or consents pursuant to the provisions hereof, or any related agreements and documents or relating to agreements with other creditors, or termination of this Agreement. Borrower further agrees to pay, or reimburse Lenders for, all reasonable out-of-pocket costs and expenses, including without limitation attorneys' fees (including the allocated costs of in-house counsel), incurred in connection with the enforcement, protection and defense of their rights in and to the Loans and the Collateral or otherwise hereunder, following acceleration of the Obligations after the occurrence of an Event of Default hereunder or following the failure to repay the Obligations in full upon maturity. Collectively all of the foregoing are referred to as the "Expenses."

         10.7     Brokerage:

                  Except as otherwise provided herein, this transaction was brought about and entered into by Administrative Agent, Co-Arrangers, Syndication Agent, Lenders and Borrower acting as principals and without any brokers, agents or finders being the effective procuring cause hereof. Borrower represents that it has not committed Administrative Agent or any Lender to the payment of any brokerage fee, commission or charge in connection with this transaction. If any such claim is made on Administrative Agent or any Lender by any broker, finder or agent or other person, Borrower hereby indemnifies, defends and saves such party harmless against such claim and further will defend, with counsel satisfactory to Administrative Agent, any action or actions to recover on such claim, at Borrower's own cost and expense, including such party's reasonable counsel fees. Borrower further agrees that until any such claim or demand is adjudicated in such party's favor, the amount demanded shall be deemed a liability of Borrower under this Agreement.

         10.8     Notices:

                  (a) Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed given if delivered in person or if sent by facsimile or by nationally recognized overnight courier, or via first class, certified or registered mail, postage prepaid, as follows, unless such address is changed by written notice hereunder:

         If to Administrative Agent to:     Fleet Capital Corporation
                                            200 Glastonbury Boulevard
                                            Glastonbury, Connecticut
                                            Attn:  Mr. Jeffrey White
                                            Telecopy No.: 860-368-6029

         With copies to:                    Blank Rome Comisky & McCauley LLP
                                            One Logan Square
                                            Philadelphia, PA  19103
                                            Attn:  Harvey I. Forman, Esquire
                                            Telecopy No.: 215-569-5522

         If to Borrower:                    QK Healthcare, Inc.
                                            2060 Ninth Avenue
                                            Ronkonkoma, NY  11779
                                            Attn:  President
                                            Telecopy No.: 631-737-5154

         With copies to:                    Greenberg Traurig
                                            777 South Flager Drive
                                            Suite 300E
                                            West Palm Beach, FL 33401
                                            Attn:  Morris Brown, Esquire
                                            Telecopy No.: 561-838-8828

         If to Lenders:                     To the addresses set forth on
                                            Schedule A attached hereto

                  (b) Any notice sent by Administrative Agent, any Lender or Borrower by any of the above methods shall be deemed to be given when so received.

                  (c) Administrative Agent shall be fully entitled to rely upon any facsimile transmission or other writing purported to be sent by any Authorized Officer (whether requesting an Advance or otherwise) as being genuine and authorized.

         10.9     Headings:

                  The headings of any paragraph or Section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.


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
         10.10    Survival:

                  All warranties, representations, and covenants made by Borrower herein, or in any agreement referred to herein or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Administrative Agent and Lenders, and shall survive the delivery to Lenders of the Revolving Credit Notes, regardless of any investigation made by Lenders or on their behalf. All statements in any such certificate or other instrument prepared and/or delivered for the benefit of Administrative Agent and any and all Lenders shall constitute warranties and representations by Borrower hereunder. Except as otherwise expressly provided herein, all covenants made by Borrower hereunder or under any other agreement or instrument shall be deemed continuing until all Obligations are satisfied in full.

         10.11    Successors and Assigns:

                  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. Borrower may not transfer, assign or delegate any of its duties or obligations hereunder.

         10.12    Duplicate Originals:

                  Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in counterparts, all of which counterparts taken together shall constitute one completed fully executed document. If requested by Administrative Agent, signatures by facsimile transmission shall bind the parties hereto.

         10.13    Modification:

                  No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed by Borrower, Administrative Agent and the Lenders except as provided in Section 9 hereof. Any modification in accordance with the terms hereof shall be binding on all parties hereto, whether or not each is a signatory thereto.

         10.14    Signatories:

                  Each individual signatory hereto represents and warrants that he or she is duly authorized to execute this Agreement on behalf of his or her principal and that he or she executes the Agreement in such capacity and not as a party.

         10.15    Third Parties:

                  No rights are intended to be created hereunder, or under any related agreements or documents for the benefit of any third party donee, creditor or incidental beneficiary of Borrower. Nothing contained in this Agreement shall be construed as a delegation to Administrative Agent or any Lender of Borrower's duty of performance, including, without limitation, Borrower's duties under any account or contract with any other Person. Notwithstanding any of the foregoing, the rights herein created in favor of Issuing Bank and the granting of Collateral by Borrower and the incurrence of Obligations to Issuing Bank by Borrower, Administrative Agent and Lenders shall inure to the benefit of Issuing Bank.

         10.16    Discharge of Taxes, Borrower's Obligations, Etc.:

                  Administrative Agent, in its sole discretion, shall have the right at any time, and from time to time, with prior notice to Borrower if Borrower fails to do so five (5) Business Days after requested in writing to do so by Administrative Agent, to: (a) pay for the performance of Borrower's obligations hereunder, and (b) discharge taxes or Liens, at any time levied or placed on any of Borrower's Property in violation of this Agreement unless Borrower is in good faith with due diligence by appropriate proceedings contesting such taxes or Liens and maintaining proper reserves therefor in accordance with GAAP. Expenses and advances shall be added to the Revolving Credit, bear interest at the same rate applied to the Revolving Credit, until reimbursed to Administrative Agent. Such payments and advances made by Administrative Agent shall not be construed as a waiver by Administrative Agent or Lenders of an Event of Default under this Agreement.

         10.17    Withholding and Other Tax Liabilities:

                  Notwithstanding anything else in this Agreement, each Lender shall have the right to refuse to make any Advances from time to time unless Borrower shall, at Administrative Agent's request, have given to Administrative Agent evidence, reasonably satisfactory to Administrative Agent, that they have properly deposited or paid, as required by law, all withholding taxes and all federal, state, city, county or other taxes due up to and including the date of the requested Advance. Copies of deposit slips showing payment shall likewise constitute satisfactory evidence for such purpose. In the event that any lien, assessment or tax liability against Borrower shall arise in favor of any taxing authority, whether or not notice thereof shall be filed or recorded as may be required by law, Administrative Agent shall have the right (but shall not be obligated, nor shall Administrative Agent or any Lender hereby assume the duty) to pay any such lien, assessment or tax liability by virtue of which such charge shall have arisen; provided, however, that Administrative Agent shall not pay any such tax, assessment or lien if the amount, applicability or validity thereof is being contested in good faith and by appropriate proceedings by such entity. In order to pay any such lien, assessment or tax liability, Administrative Agent shall not be obliged to wait until said lien, assessment or tax liability is filed before taking such action as hereinabove set forth. Any sum or sums which Administrative Agent (shared ratably by Lenders) shall have paid for the discharge of any such lien shall be added to the Revolving Credit and shall be paid by Borrower to Administrative Agent with interest thereon, upon demand, and Administrative Agent shall be subrogated to all rights of such taxing authority against Borrower.

         10.18    Consent to Jurisdiction:

                  Borrower and each Lender hereby irrevocably consents to the jurisdiction of the Courts of Common Pleas of Philadelphia, Commonwealth of Pennsylvania or the United States District Court for the Eastern District of Pennsylvania in any and all actions and proceedings whether arising hereunder or under any other Loan Document and irrevocably agree to service of process by certified mail, return receipt requested to the address of the appropriate party set forth herein.

         10.19    WAIVER OF JURY TRIAL:

                  ADMINISTRATIVE AGENT, EACH LENDER, AND BORROWER EACH HEREBY WAIVE ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION COMMENCED BY OR AGAINST ANY OF THEM WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the undersigned parties have executed this Agreement the day and year first above written.


                                   QK HEALTHCARE, INC.


                                   By:________________________________
                                      Name:
                                      Title:


                      SIGNATURES CONTINUE ON FOLLOWING PAGE

                     SIGNATURES CONTINUED FROM PREVIOUS PAGE


                                      FLEET CAPITAL CORPORATION, as
                                      Administrative Agent and Lender


                                      By:________________________________
                                         Name:
                                         Title:


                      SIGNATURES CONTINUE ON FOLLOWING PAGE

                     SIGNATURES CONTINUED FROM PREVIOUS PAGE

                                      MELLON BANK, N.A., as
                                      Syndication Agent and Lender


                                      By:________________________________
                                         Name:
                                         Title:


                      SIGNATURES CONTINUE ON FOLLOWING PAGE